EXECUTION COPY











                STOCK AND ASSET PURCHASE AGREEMENT


                    Dated as of April 3, 1996


                           By and Among

                   CHAMPION ENTERPRISES, INC.,
                      HLI ACQUISITION CORP.
                       LEGEND REALTY, INC.,
                      HOMES OF LEGEND, INC.
                            WAYNE SIMS
                            DON BROWN
                          KEITH BENNETT
                           J.R. BENNETT
                        THOMAS KEVIN SIMS
                          KAY PALL, AND
                   DEBORAH B. HARRIS HUMPHRIES

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                        TABLE OF CONTENTS
                                                             Page

BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .  1

AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE I -    SALE AND PURCHASE OF THE PURCHASED ASSETS . . .  2
     1.1       Purchased Assets. . . . . . . . . . . . . . .    2
     1.2       Assignment of Rights by Sellers . . . . . . . .  5
     1.3       Stockholder Real Estate . . . . . . . . . . . .  6

ARTICLE I(B) - THE STOCK PURCHASE TRANSACTION. . . . . . . . .  6
     1.1(B)    Agreement of Purchase and Sale of the Purchased
               Seller Stock. . . . . . . . . . . . . . . . . .  6
     1.2(B)    Consideration for Purchased Seller Stock. . . .  6

ARTICLE II(A)- PURCHASE PRICE IN ASSET TRANSACTION; ASSUMPTION OF
               CERTAIN LIABILITIES; PURCHASE PRICE FOR
               STOCKHOLDER REAL ESTATE . . . . . . . . . . . .  7
     2.1       Asset Purchase Price. . . . . . . . . . . . . .  7
     2.2       Allocation of Asset Purchase Price. . . . . . .  7
     2.3       Assumed Liabilities . . . . . . . . . . . . . .  7

ARTICLE II(B)- CLOSING OF STOCK PURCHASE TRANSACTION . . . . .  8
     2.1(B)    Closing and Closing Date. . . . . . . . . . . .  8
     2.2(B)    Payments for Stock Purchase Transaction . . . .  9
     2.3(B)    Payments - Asset Acquisition. . . . . . . . . . 15
     2.4(B)    Delivery of Possession. . . . . . . . . . . . . 15
     2.5(B)    Sales and Transfer Taxes. . . . . . . . . . . . 15
     2.6(B)    Further Assurances. . . . . . . . . . . . . . . 16

ARTICLE III -  ADJUSTMENTS TO PURCHASE CONSIDERATION . . . . . 16
     3.1       Definitions . . . . . . . . . . . . . . . . . . 16
     3.2       Closing Audit and Audited Closing Balance Sheet 16

ARTICLE IV -   REPRESENTATIONS AND WARRANTIES OF SELLERS . . . 18
     4.1       Organization; Good Standing . . . . . . . . . . 18
     4.2       Articles and Bylaws . . . . . . . . . . . . . . 18
     4.3       Capitalization. . . . . . . . . . . . . . . . . 18
     4.4       Seller Common Stock . . . . . . . . . . . . . . 18
     4.5       Subsidiaries. . . . . . . . . . . . . . . . . . 19
     4.6       Authorization Relative to this Agreement. . . . 19
     4.7       Consents and Approvals; No Violation. . . . . . 19
     4.8       Corporate Records . . . . . . . . . . . . . . . 20
     4.9       Financial Statements. . . . . . . . . . . . . . 20
     4.10      Absence of Undisclosed Liabilities. . . . . . . 21
     4.11      Absence of Certain Changes or Events. . . . . . 21
     4.12      Contracts and Commitments . . . . . . . . . . . 22
     4.13      Real Property . . . . . . . . . . . . . . . . . 25
     4.14      Leases of Personal Property . . . . . . . . . . 28
     4.15      Licenses. . . . . . . . . . . . . . . . . . . . 28
     4.16      Title to Assets . . . . . . . . . . . . . . . . 28
     4.17      Taxes . . . . . . . . . . . . . . . . . . . . . 29
     4.18      Employees; Benefit Plans. . . . . . . . . . . . 32
     4.19      Insurance . . . . . . . . . . . . . . . . . . . 33
     4.20      Litigation. . . . . . . . . . . . . . . . . . . 33
     4.21      Compliance with Laws. . . . . . . . . . . . . . 34
     4.22      Environmental Matters . . . . . . . . . . . . . 34
     4.23      Product Liability . . . . . . . . . . . . . . . 36
     4.24      Warranties. . . . . . . . . . . . . . . . . . . 37
     4.25      Insider and Inter-Company Transactions. . . . . 37
     4.26      Bank Accounts and Powers of Attorney. . . . . . 37
     4.27      Progress Payments . . . . . . . . . . . . . . . 37
     4.28      Information in the HSR Act Notification and
               Report Form . . . . . . . . . . . . . . . . . . 37
     4.29      Sufficiency of Purchased Assets . . . . . . . . 38
     4.30      Guaranties. . . . . . . . . . . . . . . . . . . 38
     4.31      Equipment . . . . . . . . . . . . . . . . . . . 38
     4.32      Inventory . . . . . . . . . . . . . . . . . . . 38
     4.33      Receivables . . . . . . . . . . . . . . . . . . 38
     4.34      Patents and Trademarks. . . . . . . . . . . . . 39
     4.35      Corporate Minute Books. . . . . . . . . . . . . 39
     4.36      Suppliers and Customers . . . . . . . . . . . . 39
     4.37      Illegal Payments. . . . . . . . . . . . . . . . 40
     4.38      Disclosure. . . . . . . . . . . . . . . . . . . 40
     4.39      Selling Stockholder's Equity. . . . . . . . . . 40
     4.40      Industrial Development Bonds. . . . . . . . . . 40
     4.41      Leased Employees. . . . . . . . . . . . . . . . 42

ARTICLE V -    REPRESENTATIONS AND WARRANTIES OF PURCHASER . . 43
     5.1       Corporate Existence . . . . . . . . . . . . . . 43
     5.2       Authority Relative to this Agreement. . . . . . 43
     5.3       Consents and Approvals; No Violation. . . . . . 43
     5.4       Litigation. . . . . . . . . . . . . . . . . . . 44

ARTICLE VI -   COVENANTS PENDING CLOSING . . . . . . . . . . . 44
     6.1       Conduct of Business . . . . . . . . . . . . . . 44
     6.2       Certain Changes or Events . . . . . . . . . . . 44
     6.3       Access to Information . . . . . . . . . . . . . 47
     6.4       Affirmative Covenants . . . . . . . . . . . . . 47
     6.5       Seller Stockholders . . . . . . . . . . . . . . 48
     6.6       Covenants of All Parties. . . . . . . . . . . . 48
     6.7       Communications With Agencies. . . . . . . . . . 49
     6.8       Financials. . . . . . . . . . . . . . . . . . . 49
     6.9       Environmental Assessment and Remediation. . . . 49
     6.10      Waiver of Bulk Sales Compliance . . . . . . . . 49

ARTICLE VII -  AGREEMENTS. . . . . . . . . . . . . . . . . . . 49
     7.1       Employment Agreements . . . . . . . . . . . . . 49
     7.2       Non-Compete Agreements. . . . . . . . . . . . . 49
     7.3       Release Agreements and Nonqualified Stock Option
               Agreements. . . . . . . . . . . . . . . . . . . 50
     7.4       Security Deposits . . . . . . . . . . . . . . . 50
     7.5       Power of Attorney . . . . . . . . . . . . . . . 50

ARTICLE VIII - CONDITIONS PRECEDENT. . . . . . . . . . . . . . 51
     8.1       Mutual Conditions Precedent . . . . . . . . . . 51
     8.2       Conditions to Closing Conditions to Obligations of
               Purchaser and Champion. . . . . . . . . . . . . 51
     8.3       Conditions to Obligations of Sellers. . . . . . 56

ARTICLE IX -   INDEMNIFICATION . . . . . . . . . . . . . . . . 57
     9.1       Indemnification by Sellers. . . . . . . . . . . 57
     9.2       Representations . . . . . . . . . . . . . . . . 58
     9.3       Waiver of Claims Against the Company. . . . . . 58
     9.4       Indemnification by Purchaser and Champion . . . 58
     9.5       Assertion of Claims . . . . . . . . . . . . . . 59
     9.6       Survival. . . . . . . . . . . . . . . . . . . . 60
     9.7       Various Matters . . . . . . . . . . . . . . . . 60
     9.8       Various Limitations . . . . . . . . . . . . . . 61

ARTICLE X -    TERMINATION AND AMENDMENT . . . . . . . . . . . 61
     10.1      Termination . . . . . . . . . . . . . . . . . . 61
     10.2      Effect of Termination . . . . . . . . . . . . . 62
     10.3      Amendment . . . . . . . . . . . . . . . . . . . 62

ARTICLE XI -   DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . 62
     11.1      Certain Definitions . . . . . . . . . . . . . . 62
                                                             Page


     11.2      Accounting Terms. . . . . . . . . . . . . . . . 64
     11.3      Interpretation. . . . . . . . . . . . . . . . . 64

ARTICLE XII -  MISCELLANEOUS . . . . . . . . . . . . . . . . . 64
     12.1      Taxes . . . . . . . . . . . . . . . . . . . . . 64
     12.2      Name of Company . . . . . . . . . . . . . . . . 65
     12.3      Broker. . . . . . . . . . . . . . . . . . . . . 65
     12.4      Entire Agreement. . . . . . . . . . . . . . . . 66
     12.5      Notices . . . . . . . . . . . . . . . . . . . . 66
     12.6      Headings. . . . . . . . . . . . . . . . . . . . 67
     12.7      Assignment. . . . . . . . . . . . . . . . . . . 67
     12.8      Counterparts. . . . . . . . . . . . . . . . . . 67
     12.9      Parties in Interest . . . . . . . . . . . . . . 67
     12.10     Waiver. . . . . . . . . . . . . . . . . . . . . 67
     12.11     Payment of Expenses . . . . . . . . . . . . . . 67
     12.12     Severability. . . . . . . . . . . . . . . . . . 67
     12.13     Confidentiality . . . . . . . . . . . . . . . . 68
     12.14     Governing Law and Choice of Forum . . . . . . . 68
     12.15     Action by Seller. . . . . . . . . . . . . . . . 68
     12.16     Guaranty. . . . . . . . . . . . . . . . . . . . 68

EXHIBITS

     A

     B

     C

     D

     E

                STOCK AND ASSET PURCHASE AGREEMENT


     THIS STOCK AND ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 3rd day of April, 1996 by and among CHAMPION ENTERPRISES, INC. ("Champion"), HLI ACQUISITION CORP., a Michigan corporation ("Purchaser"), LEGEND REALTY, INC., an Alabama corporation ("Realty"), HOMES OF LEGEND, INC. ("Legend"; Realty and Legend sometimes individually referred to as "Company" and collectively as "Companies") and each of the other persons listed on the signature pages hereto as a "SELLER STOCKHOLDER" (the foregoing sometimes individually referred to as "Seller Stockholder" and collectively as "Seller Stockholders"); (each Seller Stockholder and each Company sometimes individually referred to as a "Seller" and collectively as "Sellers").

                            BACKGROUND

     WHEREAS, this Agreement sets forth the terms and conditions of the acquisition by Purchaser from the Seller Stockholders of all the issued and outstanding capital stock of Legend, being 1,200 shares of common stock, $1.00 par value per share ("Seller Common Stock"); and

     WHEREAS, Legend is engaged in the business (the "Business") of the design, manufacture, sale and service of manufactured housing; and

     WHEREAS, the Seller Stockholders own of record and beneficially 100% of the outstanding capital stock of both the Companies and, intending to be parties to the undertakings, covenants, representations and warranties of Realty contained herein, have agreed to cause Realty to enter into this Agreement and consummate the transactions contemplated hereby, and, in their capacity as shareholders of Realty as well as being shareholders of Legend, to enter into this Agreement and consummate the transactions contemplated hereby; and

     WHEREAS, the Purchaser desires to purchase from Realty all of its real estate business (except as hereinafter excluded) (the "Real Estate Business") and all of its assets (excepting herefrom the "Excluded Assets") and in that connection will assume certain specified obligations related to the Real Estate Business on the terms and conditions set forth herein; and

     WHEREAS, the Purchaser desires to purchase from the Seller
Stockholders the Stockholder Real Estate; and

     WHEREAS, the Purchaser has agreed to pay to the Seller Stockholders and to Realty in connection with the consummation of the transactions contemplated hereby and for the covenants of the Seller Stockholders contained in the Non-compete Agreements, subject to the satisfaction of the terms and conditions herein contained, the following amounts of money: (a) $10,000,000 for the Seller Common Stock, (b) $3,955,000 for the Real Estate (and, in connection therewith, to assume certain indebtedness of Realty), (c) $8,800,000 in Earn Out Payments to all the Seller Stockholders except J. R. Bennett, (d) $2,200,000 in Earn Out Payments to J. R. Bennett, (E) $45,000 for the Stockholder Real Estate, and (f) $1,000,000 for the performance of the obligations of the Seller Stockholders contained in the Non-compete Agreements.

                            AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

    ARTICLE I - SALE AND PURCHASE OF THE PURCHASED ASSETS FROM
 REALTY AND THE STOCKHOLDER REAL ESTATE FROM SELLER STOCKHOLDERS

          1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and to the accuracy of the representations and warranties herein contained, on the Closing Date (as defined in Section 11.1 below), Sellers shall, or shall cause Realty to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, receive and accept, as they exist on the Closing Date, all of the Real Estate Business and goodwill of Realty and all of the assets and properties owned by, leased to or otherwise used by Realty, whether tangible or intangible, and wherever located (the "Purchased Assets"), excepting therefrom the Excluded Assets, it being understood that the Purchased Assets include, and as of the Closing Date shall include, all of the assets necessary for the conduct by Purchaser of the Real Estate Business as it is now and on the Closing Date shall be conducted by Purchaser. The sale of the Purchased Assets to the Purchaser is sometimes referred to as the "Asset Acquisition." Without limiting the generality of the foregoing, the Purchased Assets shall include:

          (a) The real property described on Exhibit 1.1(a) hereto together with all tenements, hereditaments and appurtenances thereto, and all improvements, buildings and fixtures thereon, and including, without limitation, all leasehold interests and purchase options therein (the "Real Estate").

          (b) Contracts, leases, equipment warranties, licenses and all other agreements necessary to conduct the Real Estate Business, including those listed on Exhibit 1.1(b) hereto with respect to Purchased Assets (together with the contracts, agreements or arrangements referred to in Section 1.1(c) (the "Contracts and Commitments").

          (c) Contracts, agreements or arrangements (whether written or oral) that are entered into after the date hereof in accordance with Section 6.1, including those listed on Exhibit 1.1(c) which contracts, agreements or arrangements Purchaser expressly agrees in writing shall constitute an asset purchased hereunder.

          (d) Except as otherwise expressly set forth herein, choses in action, causes of action, suits, proceedings, claims and demands, whether known or unknown, matured or unmatured, accrued or contingent, against third parties arising in connection with the Contracts and Commitments.

          (e) All equipment (as defined in the Uniform Commercial Code of the State of Alabama, Sections 7-1-101 et seq., Code of Alabama, 1975 (the "UCC")) and, to the extent not otherwise constituting equipment as defined above, all other items of tangible personal property, in each case whether or not capitalized on Realty's books (including, without limitation, the items listed on Exhibit 1.1(e) hereto) (collectively, the "Equipment").

          (f) All inventory (as defined in the UCC) whether on hand or in transit and including consigned inventory (the
"Inventory").

          (g) All accounts and notes receivable, including intercompany accounts receivable, chattel paper, documents and instruments (all as defined in the UCC), including all accrued interest receivable and also including any security held by Realty for the payment thereof (including, without limitation, the items described on Exhibit 1.1(g) hereto) (the "Receivables") and all general intangibles (as defined in the UCC) of Realty and, to the extent not otherwise constituting general intangibles as defined above, any interest of Realty in any and all claims by Realty against any other person, whether now accrued or hereafter to accrue, contingent or otherwise, known or unknown, including, but not limited to, all rights under express or implied warranties from manufacturers, vendors and suppliers (except as they may pertain to liabilities of Realty other than the Assumed Liabilities (as defined in Section 2.3 below)), claims for collection or indemnity, claims in bankruptcy, and choses in action.

          (h) All cash, cash equivalents and amounts held on deposit in all savings, checking, money market, investment and other accounts of any nature or character (including, without limitation, the accounts listed on Exhibit 1.1(h) hereto).

          (i) All right, title, benefit and interest of Realty in and to (i) all patents, patent rights, patent licenses and patent applications (including any patents issuing on such applications), (ii) trademarks, trademark rights, trademark licenses, trademark registrations and applications (including any trade marks issuing on such registrations and applications),
(iii) trade names and trade name rights, assumed names and other forms of business identification, (iv) copyrights, copyright licenses, copyright registrations and applications (including any copyrights issuing on such registrations and applications), (v) inventions, discoveries, improvements, designs and prototypes (whether patentable or unpatentable), (vi) trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, shop rights, technology and other industrial property, (vii) contracts with employees or other persons relating in whole or in part to disclosure, assignment or patenting of any of the items described in (v) and
(vi) above, and (viii) logos, in each case presently owned or held, in whole or in part, by Realty or as to which Realty has any interest of any kind (including, without limitation, the items listed on Exhibit 1.1(i) attached hereto).

          (j) All policies of insurance and rights to make claims and other rights thereunder (whether now or at anytime heretofore in force and effect and including, without limitation, all insurance covering Realty, the Real Estate Business, the Purchased Assets and all keyman and other insurance on the lives of the Selling Stockholders and any other person in which Realty has any interest and further including, without limitation, the policies of insurance listed on Exhibit 1.1(j) hereto), also including any insurance proceeds paid or payable to Realty on or after the date of this Agreement as a result of damage to or loss of any of the Purchased Assets that are to be, or in the absence of loss otherwise would have been, sold to Purchaser, or as a result of damage or loss with respect to, or interruption of the operation of, the Real Estate Business;

          (k) All plans, specifications, confidential or proprietary information and all other documents, and technical information and trade secrets relating to the design, construction or operation of the manufacturing facilities of Legend or Realty.

          (l) All books and records which pertain directly or indirectly, in whole or in part, to the operation of the Real Estate Business, including without limitation, those relating to the Purchased Assets, the Assumed Liabilities, customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, accounting and financial matters and/or operations of Realty.

          (m) All security deposits, prepaid expenses, credits and similar items.

          (n) All transferable local, state and federal franchises, licenses, bonds, permits and similar items pertaining to the Real Estate Business and/or the Purchased Assets
(including, without limitation, the items described in Exhibit
1.1(n) hereto) (the "Permits").

          (o) The Real Estate Business conducted by Realty as a going concern, including any and all goodwill connected therewith, telephone and facsimile numbers, yellow page advertisements, and the Company's right to use the name "Legend
Realty, Inc." and all related names and derivations thereof.

          (p) All other property, assets, and rights, real or personal, tangible or intangible owned by Realty or in which Realty has any interest of any kind whatsoever.

          All Exhibits described in this Section 1.1 (except 1.1(c)), Exhibit 4.12 and Exhibit 4.12(b) shall be updated by Sellers as of the Closing Date. Exhibit 1.1(c) may be updated by Sellers as of the Closing Date to add items described in Section 1.1(c). However, Purchaser shall not be obligated to accept any such Exhibit in substitution for the equivalent one hereto unless the Purchaser agrees thereto in writing.

               1.1.1 Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include
(collectively, the "Excluded Assets"):

               1.1.1(a)  any of the real property identified on
Exhibit 1B.2(b) hereto;

               1.1.1(b) contracts, agreements, or arrangements
(whether written or oral) which are entered into after the date hereof which contracts, agreements or arrangements Purchaser does not expressly agree in writing shall constitute an asset purchased hereunder; and

               1.1.1(c) the corporate seals, minute books, stock books, blank share certificates, tax returns and other records relating to the corporate organization or tax reporting of Realty.

          1.2 Assignment of Rights by Sellers. On the Closing Date, without limiting the generality of Section 1.1 hereof, Sellers shall assign, or shall cause Realty to assign, to Purchaser all of the Sellers' rights under the Contracts and Commitments (and, as provided in Section 2.3, Purchaser shall assume and agree to perform the unexecuted portion of the Company's obligations thereunder).

               1.2.1 Absence of Consent. Notwithstanding the foregoing, there shall not be assigned to Purchaser any Contract or Commitment if an attempted assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof or in any way adversely affect the rights of Realty thereunder and such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of Realty thereunder so that Purchaser would not, in fact, receive the benefits thereof. Sellers covenant and agree that the beneficial interest in and to any such agreement shall, to the extent permitted by the relevant agreement and/or by law, pass to Purchaser, and Sellers covenant and agree: (a) that they will hold and declare that they hold all such agreements in trust for the benefit of Purchaser, its successors and assigns, from and after the Closing Date; (b) to use best efforts to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments of the same; (c) to make or complete such assignment or assignments as soon as reasonably possible; and (d) to cooperate with Purchaser in any other reasonable arrangement designed to provide for actions necessary to enable Realty to fulfill any such agreements until an effective assignment thereof to Purchaser can be obtained, and the parties agree to cooperate and take all necessary actions, including accountings between parties, to assure that Purchaser shall receive all of such benefits, rights, obligations and duties under such agreements. The provisions of this Section
1.2.1 do not constitute a waiver of the conditions to Closing contained in Section 8.2 hereof.

          1.3 Stockholder Real Estate. Subject to the terms and conditions of this Agreement, and to the accuracy of the representations and warranties herein contained, on the Closing Date, Sellers shall, or shall cause the Seller Stockholders to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, receive and accept the real property described on Exhibit 1.3 hereto together with all tenements, hereditaments and appurtenances thereto, and all improvements, buildings and fixtures thereon, and including without limitation, all leasehold interests and purchase options therein (the "Stockholder Real Estate"; Stockholder Real Estate and Real Estate sometimes herein referred to as "Total Real Estate") The sale of the Stockholder Real Estate to the Purchaser is sometimes herein referred to as the "Stockholder Real Estate Transaction".



          ARTICLE I(B) - THE STOCK PURCHASE TRANSACTION

          1.1(B)    Agreement of Purchase and Sale of the
Purchased Seller Stock. Subject to the terms and subject to the conditions set forth herein, the Seller Stockholders, jointly and severally, hereby agree to sell, assign, transfer, set over, convey and deliver to Purchaser on the Closing Date all of the issued and outstanding Seller Common Stock (the "Purchased Seller Stock") free, clear and discharged of and from all Encumbrances and, based on the Seller Stockholders' representations, warranties and covenants contained herein, Purchaser agrees to purchase the Purchased Seller Stock from the Seller Stockholders.

The sale of the Purchased Seller Stock to the Purchaser is sometimes herein referred to as the "Stock Purchase Transaction".


          1.2(B)    Consideration for Purchased Seller Stock.  In
consideration of the receipt of the Purchased Seller Stock from the Seller Stockholders, Purchaser will pay to the Seller Stockholders $10,000,000.00 (the "Stock Purchase Price") subject to adjustment as set forth herein, in the manner and at the time specified in Section 2.2(B) hereof. In addition, subject to the terms and conditions hereof, including without limitation of the generality of the foregoing, strict and complete compliance with those terms and conditions set forth in Section 2.2.2(B) hereof, the Purchaser shall pay to the Seller Stockholders the Earn Out Payments specified in Section 2.2.2(B) hereof as set forth therein in the amount specified therein.

      ARTICLE II(A) - PURCHASE PRICE IN ASSET TRANSACTION;
                ASSUMPTION OF CERTAIN LIABILITIES;
            PURCHASE PRICE FOR STOCKHOLDER REAL ESTATE

          2.1 Asset Purchase Price. The purchase price for the Purchased Assets (the "Asset Purchase Price") to be paid to Realty in connection with the Asset Transaction shall, in addition to the Assumed Liabilities, be an amount equal to $3,955,000.00. The purchase price to be paid to the Seller Stockholders for the Stockholder Real Estate shall be in an amount equal to $45,000. ("Real Estate Purchase Price").

          2.2 Allocation of Asset Purchase Price. The allocation of the Asset Purchase Price among the Purchased Assets shall be allocated as set forth on Exhibit 2.2 hereto. Purchaser and Realty will at the Closing execute and deliver duplicate IRS Forms 8594, with an allocation of the Asset Purchase Price in accordance with such allocation as set forth on said Exhibit and will file all other returns and reports in a manner consistent with the allocations in this Section.

          2.3  Assumed Liabilities.

               2.3.1 On the Closing Date, and subject to the terms and conditions of this Agreement, Purchaser shall assume the Assumed Liabilities. Sellers agree that, except only for the Assumed Liabilities pursuant to this Section 2.3.1, neither Purchaser nor Champion is assuming any liabilities of any of the Sellers, whether accrued, absolute, contingent, known or unknown, or otherwise, and whether due or to become due.

               2.3.2 For the purposes of this Agreement, the "Assumed Liabilities" shall include only (a) the obligations of Realty arising under the Bond Documents as described in Section
4.40 hereof, (b) those obligations arising under the Contracts and Commitment and (c) those obligations listed on, and in amount not exceeding that set forth on, Exhibit 2.3.2 hereof. For purposes of clarity, and without limiting Section 2.3.3, it is agreed that neither Purchaser nor Champion is assuming any obligation or liability of any Selling Stockholder or any Taxes (or liability therefor) (except the Real Estate Transfer Taxes as set forth herein) of any of the Sellers.

               2.3.3 Neither Purchaser nor Champion shall assume or have any liability or obligation whatsoever for any liabilities or obligations whatsoever of Realty, whether accrued, absolute, contingent, known or unknown, or otherwise, and whether due or to become due, other than the Assumed Liabilities pursuant to the terms and conditions of this Agreement, including but without limitation Section 2.3.1 (the "Excluded Liabilities"). The Sellers (other than Legend) agree to discharge, promptly when due, the Excluded Liabilities. For purposes of clarity, neither Purchaser nor Champion shall assume or have any liabilities or obligations whatsoever for any liabilities or obligations whatsoever of any of the Selling Stockholders, whether accrued, absolute, contingent, known or unknown, or otherwise, and whether due or to become due (collectively, the "Selling Stockholder Liabilities"). Each Selling Stockholder agrees to discharge, promptly when due, such Selling Stockholder's Selling Stockholder Liabilities.

               2.3.4 Any instruments executed and delivered by Purchaser in connection with the assumption of the Assumed
Liabilities shall contain express and specific provisions to the effect that in respect of any Assumed Liabilities:

               (a) Purchaser shall have the right to resist, contest, defend against, litigate, compromise and/or otherwise dispose of any and all Assumed Liabilities to such extent and in such manner as Purchaser, in its sole discretion shall deem desirable, advisable, and for its best interest, and Purchaser shall be deemed to have performed its obligations pursuant to such instruments notwithstanding such resistance, contest, defense against, litigation, compromise or other disposition, so long as, and to the extent that, Sellers shall not be required to pay, satisfy, discharge or perform any of the Assumed Liabilities; and

               (b) Nothing contained in any such instrument or in this Agreement shall be construed:

                    (1)  as enlarging or extending in any
          manner, or to any extent (i) the statute of limitations applicable to any of the Assumed
          Liabilities or (ii) the rights which any owner, holder or obligee of any of the Assumed
          Liabilities had or may have in respect thereto against Sellers;

                    (2)  as rendering valid or enforceable
          against Purchaser any of the Assumed Liabilities which, for any reason whatsoever, would not have been valid and enforceable against Sellers; or

                    (3)  as rendering valid and enforceable
          against Purchaser to a greater extent, or in a different manner, any of the Assumed Liabilities which would have been valid, or enforceable against Sellers only partially, conditionally, contingently or to a limited extent, or in a limited manner.


      ARTICLE II(B) - CLOSING OF STOCK PURCHASE TRANSACTION
                      AND ASSET ACQUISITION

          2.1(B)    Closing and Closing Date.  The Closing of the
Stock Purchase Transaction, the Stockholder Real Estate Transaction, and the Asset Acquisition shall occur on the Closing Date at 10:00 a.m. The Closing shall occur at the offices of Miller, Canfield, Paddock and Stone, P.L.C., 1400 North Woodward Avenue, Suite 100, Bloomfield Hills, Michigan 48304, or such other place as may be mutually agreed upon by Purchaser and Seller Stockholders.

          2.2(B)    Payments for Stock Purchase Transaction.

               2.2.1(B) Disbursement of Funds at Closing. Each of the Seller Stockholders shall receive his Pro Rata Percentage of each payment of the Stock Purchase Price and of the Earn Out Payments. For each Seller Stockholder, "Pro Rata Percentage" means the result obtained by dividing the number of shares of Purchased Seller Stock held of record by such Seller Stockholder on the Closing Date by the number of issued and outstanding shares of Purchased Seller Stock on the Closing Date. The "Pro Rata Percentage" for each of the Seller Stockholders will be, on the Closing Date, as set forth on Schedule 2.2.1(B) hereof. Purchaser shall disburse cash in the following amounts and in the following manner:

               (a) Stock Purchase Payments. On the Closing Date at the Closing, Purchaser shall pay to each Seller Stockholder his Pro Rata Percentage of the Stock Purchase Price less the Hold Back Amount (as provided for in Section 2.2.1(B)(b) immediately below) (rounded to the nearest $1.00), against receipt of the certificates evidencing the Purchased Seller Stock duly endorsed for transfer or accompanied by duly executed assignments separate from certificate, in each case with signature(s) guaranteed by a national bank and together with the other documents and instruments contemplated in Section 8.2.2(aa) hereof.

               (b) Hold Back Amount. Purchaser shall retain from the Stock Purchase Price the amount of $2,500,000 (the "Hold Back Amount") to be applied and paid by Purchaser as provided in this Section 2.2.1(B) and Section 2.2.3(B). After McGriff, Dowdy & Associates, P.C. ("Auditors") have completed and delivered the Audited Closing Balance Sheet and the calculation of Audited Equity, any disputes with respect thereto have been finally resolved pursuant to
     Section 3.2(B) and either any moneys to be paid to the Purchaser in accordance with Section 3.2(C) have been paid to the Purchaser, or, in accordance with said Section, no moneys are to be paid to the Purchaser by the Sellers, Purchaser shall pay to each Seller Stockholder, within 30 days after the occurrence of the last of the aforespecified events to occur, his or her Pro Rata Percentage of (i) $1,500,000 less (ii) (A) all amounts which the Purchaser and/or Champion are/is entitled to, and has retained from, the Hold Back Amount in accordance with this Agreement and
     (B) the amount of all claims which the Purchaser and/or Champion has asserted which claims could result in the Purchaser and/or Champion retaining all or a portion of the Hold Back Amount plus, (iii) in the case of all Seller Stockholders other than a Relevant Seller Stockholder (as defined in Section 2.2.3(B)(d)) the amount of all Specific Stockholder Claims (as defined in Section 2.2.3(B)(d)) to the extent deducted from the aforesaid $1,500,000. On the first anniversary of the Closing Date, Purchaser shall pay to each Seller Stockholder his Pro Rata Percentage of the amount of the Remaining Hold Back Amount. "Remaining Hold Back Amount" shall mean the amount of the Hold Back Amount which, at any time of determination, has not been previously paid to a Seller Stockholder in accordance with this Agreement less the amount of claims then outstanding which Purchaser and/or Champion has asserted pursuant to Section 2.2.3(B) hereof and less the amount which the Purchaser and/or Champion has applied to claims from the Hold Back Amount in accordance with the terms and conditions hereof plus, in the case of all Seller Stockholders other than a Relevant Stockholder the amount of all Specific Stockholder Claims to the extent deducted from the Hold Back Amount. From and after the first anniversary of the Closing Date, as, if and when Remaining Hold Back Amounts arise, the Purchaser shall pay to the Seller Stockholders his or her Pro Rata Percentage thereof.

     "Final Hold Back Payment" shall mean the amount of the last payments of the Hold Back Amount paid by the Purchaser to the Seller Stockholders hereunder up to and including the amount of $1,000,000.00. The Final Hold Back Payments up to and including the amount of $1,000,000 shall bear interest at the rate of 6% per annum from the Closing Date until the date paid. Any other payments of the Hold Back Amount from the Purchaser to the Seller Stockholders shall not bear interest. Such Hold Back Amount shall bear interest only to the extent that the Purchaser is required to pay such Hold Back Amount to the Seller Stockholders.

               2.2.2(B)  Earn-out Payment.   In addition to the
     foregoing, the Purchaser agrees that:

          (a) if, and only if, the Post Closing EBIT of Legend or Purchaser, as relevant, for the period commencing on, and including, April 27, 1996 and ending on and including April 26, 1997, is equal to or greater than $7,500,000, Purchaser shall pay to each Seller Stockholder (other than J. R. Bennett ("Bennett")) his or her Pro Rata Percentage of $4,000,000 ($3,200,000 of which $4,000,000 to be distributed pursuant to this section with the remaining $800,000 to be distributed pursuant to (d) below of this section) within 30 days after the final determination of such Post Closing EBIT and resolution of all disputes with respect thereto pursuant to the further provisions of this Section 2.2.2(B);

          (b) if, and only if, the Post Closing EBIT of Legend or Purchaser, as relevant, for the period commencing on, and including, April 27, 1996 and ending on and including April 25, 1998, is equal to or greater than $15,500,000, Purchaser shall pay to each Seller Stockholder (other than Bennett) his or her Pro Rata Percentage of $3,000,000 ($2,400,000 of which $3,000,000 to be distributed pursuant to this section with the remaining $600,000 to be distributed pursuant to
     (d) below of this section) within 30 days after the final determination of such Post Closing EBIT and resolution of all disputes with respect thereto pursuant to the further provisions of this Section 2.2.2(B);

          (c) if, and only if, the Post Closing EBIT of Legend or Purchaser, as relevant, for the period commencing on, and including, April 27, 1996 and ending on and including May 1, 1999, is equal to or greater than $23,500,000, Purchaser shall pay to each Seller Stockholder (other than Bennett) his or her Pro Rata Percentage of $4,000,000 ($3,200,000 of which $4,000,000 to be distributed pursuant to this section with the remaining $800,000 to be distributed pursuant to
     (d) below of this section) within 30 days after the final determination of such Post Closing EBIT and resolution of all disputes with respect thereto pursuant to the further provisions of this Section 2.2.2(B); and

          (d) On the third anniversary of the Closing Date, the Purchaser shall pay to Bennett $2,200,000.

          Each of the foregoing payments by the Purchaser set forth in this Section 2.2.2(B) are sometimes herein referred to as an "Earn Out Payment" and collectively as the "Earn Out Payments". Purchaser shall have no obligation to make any Earn Out Payment whatsoever pursuant to this Section unless the conditions pertaining to such payment are completely and strictly met. If the Purchaser is required to make a payment under this Section 2.2.2(B) to any Seller Stockholder other than Bennett, then each such payment which the Purchaser is required to make under this Section 2.2.2(B) shall bear interest on the amount of such payment at the rate of 6% per annum (on a 366/365 day year basis) as if it were outstanding from the Closing Date until the date such amount is paid and such interest shall be due and payable when the amount to which it pertains is paid. If the Purchaser is required to make a payment under this
     Section 2.2.2(B) to Bennett, then such payment shall bear interest at a rate of 3% per annum (on a 366/365 day year basis) as if it were outstanding from the Closing Date until the date such amount is paid and such interest shall be due and payable when the amount to which it pertains is paid. All Earn Out Payments shall be made by check payable to the applicable Person.

           For purposes of this Section 2.2.2(B), "Post Closing EBIT" means, for any period, earnings before interest and federal and State of Alabama income taxes and before accrual of all bonuses under the Employment Agreements referred to in Section 7.1 hereof for the period in question. In computing Post Closing EBIT for purposes of this Section 2.2.2(B), there shall be deducted (without limiting other deductions which are appropriate) workers compensation, warranty liability, and medical insurance liability but there shall be no deduction for good will resulting from the transactions contemplated by this Agreement, the costs and expenses incurred by Legend or Purchaser in connection with the negotiation for and closing of the Stock Purchase Transaction, allocation of corporate overhead of Champion and its Affiliates (other than Legend's or Purchaser's corporate overhead), but there shall be deducted any and all expenses of Purchaser and Legend, as relevant, including reasonable expenses incurred by Champion on behalf of Purchaser or Legend, as relevant, and billed by Champion to Purchaser or Legend, as relevant, for outside accounting and legal services, and for insurance coverage and for such similar matters as may be agreed to from time to time by Champion and Purchaser's or Legend's President, as appropriate.

          Post Closing EBIT shall be determined by the internal accounting staff of Champion in accordance with GAAP (as hereinafter defined) from the books and records of Purchaser and/or Legend as relevant. Seller Stockholders shall have thirty (30) days after receipt of a calculation of Post Closing EBIT to deliver to Purchaser and to Champion notice of any objections to such calculation. Any such notice of objections shall be in writing and shall state, in reasonable detail, the basis for each objection and the amount of adjustment Seller Stockholders believe is required in respect thereto. In the event that Purchaser, Champion and Seller Stockholders cannot agree with respect to a calculation of Post Closing EBIT within thirty (30) days after the delivery of a notice of objections or such later date as may be agreed upon by Purchaser, Champion and Seller Stockholders, the dispute shall be resolved by binding arbitration by Ernst & Young, L.L.P., or if Ernst & Young, L.L.P. is unable or unwilling to so serve any other independent accounting firm agreed upon by Purchaser, Champion and Seller Stockholders (the "Independent Accounting Firm"). Any items not in dispute shall be deemed stipulated by Purchaser, Champion and Seller Stockholders and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding and conclusive upon the matters determined thereby and may be entered as a judgment by any court of competent jurisdiction. All costs and expenses relating to the services provided by the Independent Accounting Firm shall be paid equally by Purchaser and Seller Stockholders.

          The parties hereto understand and agree that after the Closing Date Purchaser intends to cause a merger between itself and Legend, with either Legend or the Purchaser being the survivor thereof. Notwithstanding anything in this section to the contrary, "Post Closing EBIT" will be calculated in regard to Legend prior to such merger being effective and after such merger being effective be calculated in regard to the entity which is the surviving corporation of such merger.

          Notwithstanding anything contained herein to the contrary, it shall be a condition precedent to the obligation of the Purchaser to pay to a Seller Stockholder an Earn Out Payment that the Seller Stockholder not be in default in the performance of his or her duties and obligations under the Non-compete Agreement to which he or she is a party and, if such Seller Stockholder is also an Executive, not be or have been in default of his or her duties and obligations arising under the Employment Agreement to which he or she is a party.


                             LEGEND

     THE EARN OUT PAYMENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE MICHIGAN UNIFORM SECURITIES ACT, THE ALABAMA SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED UNLESS SO REGISTERED UNDER THE SECURITIES ACT OF 1933, THE MICHIGAN UNIFORM SECURITIES ACT, THE ALABAMA SECURITIES ACT AND THE SECURITIES LAWS OF ANY OTHER APPLICABLE STATE OR UNLESS PURCHASER RECEIVES AN OPINION OF COUNSEL (CONCURRED IN BY COUNSEL FOR PURCHASER) STATING THAT SUCH SALE, ASSIGNMENT, TRANSFER, OFFER, PLEDGE OR OTHER DISTRIBUTION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS.

     Nothing contained in this Agreement is intended nor shall be deemed to be an admission that the Earn Out Payments constitute securities under any applicable law.


               2.2.3(B)  Offset and Liquidated Damages.

          (a)  Subject to the further provisions of this Section
     2.2.3 (B), Purchaser and/or Champion shall have the right at any time and from time to time to apply all or any portion of the Hold Back Amount and/or the Earn-out Payment against the amount of any claim Purchaser, Legend or Champion may have against any of the Sellers (other than Legend) for indemnification under Section 9.1 hereof or otherwise under this Agreement or related documents. Purchaser and/or Champion shall give Sellers' Notice Agent written notice of the intention to exercise its respective rights under this
     Section 2.2.3(B), which notice shall describe, in reasonable detail, the claim asserted by Purchaser, Legend, and/or Champion against any or all of the Sellers (other than Legend) for indemnification under Section 9.1 hereof or otherwise under this Agreement. Sellers (other than Legend) shall have forty-five (45) days, or such shorter or longer period as may be agreed upon by Purchaser, Champion and Sellers (other than Legend), to fully cure and resolve such claim to the satisfaction of Purchaser and Champion. If the claim is so cured and resolved within such time, Purchaser or Champion, as relevant, shall not exercise its rights under the first sentence of this Section 2.2.3(B). If the claim is not so cured and resolved within such time, Purchaser and/or Champion may exercise such rights. Payment of the Hold Back Amount and Earn-out Payment by Purchaser shall be extended during any period in which Purchaser and/or Champion shall have given a written notice to Sellers Notice Agent under this Section 2.2.3(B) and for an additional period of 10 days after the expiration of the period during which Sellers shall have been afforded the opportunity to cure and resolve the claim described in such notice. The rights available to Purchaser and Champion under this Section 2.2.3(B) shall be supplementary and in addition to any and all other rights and remedies available to Purchaser and/or Champion under this Agreement or otherwise under applicable law.

          (b) In addition, in the event that the employment of any of the Executives (as defined in Section 7.1 hereof) that is a Seller Stockholder is terminated by Purchaser for cause (as defined in the applicable Employment Agreement executed by the applicable Executive pursuant hereto other than for failure of the Company to achieve EBIT as set forth in Section 5 (a) of the relevant Employment Agreement) or by the Executive for any reason (other than as a result of death or disability as defined in such Employment Agreement) or in the event that any Seller shall breach any of such Seller's respective obligations under the Non-Compete Agreement executed and delivered by such Seller pursuant hereto, Purchaser may retain the amount of the Hold Back Amount and the Earn-Out Payment otherwise payable to such person as partial liquidated damages.

          (c) Each of the Sellers acknowledges and agrees that the execution and delivery by each of the Executives that is a Seller Stockholder of the Employment Agreements and the execution and delivery by each of the Sellers of the
Non-Compete Agreements, and the terms thereof, are material inducements to the willingness of Purchaser and Champion to execute and deliver this Agreement and to consummate the transactions contemplated herein. Each of Sellers further acknowledges and agrees that the termination of employment of one or more of the Executives by the Company for cause or by the Executive for any reason (other than death or disability or as a result of the failure of the Company to achieve EBIT as set forth in the Employment Agreements) and/or breach by a Seller of its/his/her obligations under the Non-Compete Agreements will cause irreparable injury to Purchaser and to Legend and that money damages, in themselves, will not provide an adequate remedy. Accordingly, each of the Sellers further acknowledges and agrees that the right of Purchaser and/or Champion to retain the Hold Back Amount and the Earn-Out Payment as provided in this Section 2.2.3 is reasonable as partial compensation for the damages and injury that will be suffered by Purchaser in such events. The rights available to Purchaser under this
     Section 2.2.3 shall be supplementary and in addition to any and all other rights and remedies available to Purchaser under this Agreement, the Employment Agreements, the
Non-Competition Agreements or otherwise under applicable law in respect of any of the matters referred to herein.

          (d) Notwithstanding anything contained herein to the contrary, Purchaser and/or Champion may only offset Specific Stockholder Claims against the Hold Back Amount which would otherwise be owing to the Relevant Seller Stockholder (eg, if a Specific Stockholder Claim arose because one Seller Stockholder breached his/her Non-compete Agreement, the Seller Stockholders other than such breaching Seller Stockholder would not be responsible for, and only such breaching Seller Stockholder would be responsible for, the Specific Stockholder Claims of Purchaser, Champion, or Legend arising as a result thereof.). "Specific Stockholder Claim" shall mean each claim for Damages of, or any claim arising under this Agreement, an Employment Agreement or a Non-compete Agreement of, Champion, Legend, or Purchaser which arises solely because a Seller Stockholder breached his/her obligations contained in his/her Non-compete Agreement or, in the case of Executives, his Employment Agreement. The "Relevant Seller Stockholder" shall mean the Seller Stockholder who has caused a Specific Stockholder Claim to arise by his/her breach of the Employment Agreement (if applicable) and/or Non-compete Agreement to which he/she is a party.

          2.3(B)    Payments - Asset Acquisition.  The Asset
Purchase Price (exclusive of the Assumed Liabilities) shall be paid on the Closing Date by certified or cashiers check payable to Realty or by wire transfer in immediately available funds to an account designated by Realty in an amount equal to $3,955,000.00. Each of the Seller Stockholders shall receive his or her Pro Rata Percentage of the Real Estate Purchase Price. The Pro Rata Portion of the Real Estate Purchase Price to which each Seller Stockholder is entitled shall be paid on the Closing Date by certified or cashiers check payable to the relevant Seller Stockholder or by wire transfer in immediately available funds to an account designated by the relevant Seller Stockholder.

          2.4(B)    Delivery of Possession.  Sellers shall
deliver, or cause to be delivered, possession of the Purchased
Assets and the Stockholder Real Estate to Purchaser on the Closing Date.

          2.5(B)    Sales and Transfer Taxes.  All applicable
sales, transfer, stamp, documentary, and other similar taxes and governmental fees, if any, which may be due or payable as a result of the transactions contemplated hereby shall be borne and paid by the Persons receiving the consideration to be paid by Purchaser in connection therewith except for the Real Estate Transfer Taxes on the Stockholders Real Estate which shall be paid by the Purchaser.

          2.6(B)    Further Assurances.  From time to time
subsequent to the Closing Date, each of the Sellers shall at the request and expense of Purchaser execute and deliver such additional conveyances, deeds, transfers, documents, instruments, assignments, stock powers, applications, certifications, papers and other assurances as may be reasonably requested by Purchaser as necessary, appropriate, convenient, useful or desirable effectively to carry out the intent of this Agreement.


       ARTICLE III - ADJUSTMENTS TO PURCHASE CONSIDERATION

     3.1 Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings:

     "Audited Equity" shall mean stockholders equity as reflected in the Audited Closing Balance Sheet, as applicable, as the same may be adjusted upon final resolution of all questions and disputes with respect thereto as provided in this Agreement.

     3.2  Closing Audit and Audited Closing Balance Sheet.

          A. The Sellers shall cause the Auditors to prepare a closing audit ("Closing Audit") of Legend, which shall consist of a balance sheet as of the Closing Date or such other date as may have been agreed to by Purchaser (as adjusted as provided below, the "Audited Closing Balance Sheet"). The Audited Closing Balance Sheet (i) shall contain line items substantially consistent with the line items in the 1995 Audited Balance Sheet (as defined in Section 4.9.1 hereof), (ii) shall be prepared in accordance with GAAP (except as modified below), (iii) shall present fairly the financial condition of Legend as of the Closing Date and (iv) otherwise shall fully comply with the representations and warranties with respect to such balance sheet set forth in Section 4.9 hereof. Notwithstanding the foregoing, the Audited Closing Balance Sheet will be adjusted to include as liabilities the following, notwithstanding the requirements of GAAP: (a) a warranty liability accural of $1,000,000.00, and (b) an environmental liability reserve of $100,000.00. In connection with the preparation of the Audited Closing Balance Sheet, Sellers shall cause Legend to conduct a physical count of inventories as of the Closing Date, which inventories shall be observed by the Auditors. A copy of such inventories shall be delivered to Purchaser and to Champion with the Audited Closing Balance Sheet. Purchaser and Champion shall be entitled to appoint representatives, which may be members of the internal accounting staff of Champion or Legend or its independent certified public accountants, to participate in and observe the preparation of the Audited Closing Balance Sheet, and such inventories.

          B. In preparation of the Closing Audit, Auditors shall conduct the examination of Legend in accordance with generally accepted auditing standards. Auditors shall use their best efforts to complete the Closing Audit not later than sixty (60) days after the Closing Date and the Audited Closing Balance Sheet shall be delivered by Auditors to Purchaser, Champion, and the Seller Stockholders immediately upon completion thereof, together with its opinion that the Audited Closing Balance Sheet was prepared in accordance with this Section, a calculation of the Audited Equity as of the Closing Date, and copies of their workpapers relating to the Closing Audit. Purchaser and Champion shall have the right to appoint representatives (which may be members of either of their internal financial staff and/or their independent accountants) at its respective expense to review the Closing Audit, which representatives shall have full access to the Auditors personnel who shall have performed the Closing Audit and to such other financial information as they may reasonably request. The representatives of Purchaser and Champion shall complete their review not later than thirty (30) days after receipt by Purchaser and Champion of the Audited Closing Balance Sheet, the Auditors' opinion, the calculation of the Audited Equity as of the Closing Date and the Auditors' workpapers, and, if Purchaser and Champion shall have any objections thereto, shall deliver a written notice to Seller's Notice Agent of any objections to the Audited Closing Balance Sheet and the calculation of the Audited Equity of the Company as of the Closing Date within such time. In the event that Auditors' and Purchaser's representatives cannot agree with respect to the Audited Closing Balance Sheet or the calculation of the Audited Equity as of the Closing Date within fifteen (15) days after the expiration of the thirty (30) day review period or such later date as may be agreed upon by Purchaser, Champion and Seller Stockholders, the disputed items shall be submitted to binding arbitration to the Independent Accounting Firm. Any items not in dispute shall be stipulated by Purchaser, Champion and the Seller Stockholders and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding and conclusive upon the matters determined thereby and may be entered as a judgment by any court of competent jurisdiction. All costs and expenses relating to the services provided by Independent Accounting Firm shall be paid equally by Purchaser and Seller Stockholders.

          C. In the event that the Audited Equity as determined in accordance with this Section is less than $5,700,000, then the Seller Stockholders shall immediately pay to the Purchaser the amount by which the Audited Equity is less than $5,700,000 without regard to the existence of the Hold Back Amount. Any amounts payable under this subsection shall be paid in immediately available funds together with interest thereon at an annual rate equal to 6% from the Closing Date to the date of payment. Any payments required to be paid by the Seller Stockholders under this Section 3.2C shall reduce the amount of the Stock Purchase Price.


                 ARTICLE IV - REPRESENTATIONS AND
                      WARRANTIES OF SELLERS

     The Sellers hereby represent, warrant and agree, as of the date of this Agreement and as of the Closing Date, as follows, each of which shall be deemed to be independently material and to have been relied upon by Purchaser and Champion:

          4.1 Organization; Good Standing. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, has full power and authority, corporate and other, to own and operate its property including the operation of leased property), and to carry on the Business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in any other jurisdictions (all of which other jurisdictions, if any, are listed on Exhibit 4.1 hereto) in which the character of the property owned or the nature of the Business or Real Estate Business (as the case may be) transacted by it makes such qualification or licensing necessary. Except as set forth on Exhibit 4.1 hereto, Legend and Realty have not used or assumed any other name in connection with either the Business or Real Estate Business during the past five years.

          4.2 Articles and Bylaws. Exhibit 4.2 hereto contains true and complete copies of the Charters and Bylaws of each Company.

          4.3 Capitalization. Legend's authorized capital stock consists solely of 1,200 shares of common stock, $1.00 par value, of which 1,200 shares of common stock are validly issued and outstanding, fully paid and non-assessable. Realty's authorized capital stock consist of 1,200 shares of common stock, $1.00 par value, of which 1,200 shares of common stock are validly issued, outstanding, fully paid and non-assessable. The Selling Stockholders own of record and beneficially 100% of the outstanding capital stock of each Company in the respective amounts set forth in Exhibit 4.3 hereto free, clear and discharged of and from all Encumbrances. There are no outstanding options, rights, warrants or other commitments entitling any person to purchase or otherwise subscribe for or acquire any shares of capital stock of either Company, nor is there presently outstanding any security convertible into or exchangeable for shares of capital stock of either Company, nor has either Company or any Selling Stockholder entered into any agreement with respect to any of the foregoing.

          4.4  Seller Common Stock.  Upon delivery of the
Purchased Seller Stock to Purchaser at the Closing endorsed for transfer or accompanied by executed assignments separate from certificates, Purchaser will be the absolute owner of the Purchased Seller Stock free, clear and discharged of and from all Encumbrances.

          4.5  Subsidiaries.  Neither Company has any
subsidiaries nor does it own, directly or indirectly, any interest or investment in any other corporation, partnership or other entity whatsoever.

          4.6 Authorization Relative to this Agreement. The Sellers have the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto, and to perform fully their obligations hereunder and thereunder. The execution, delivery and performance by each Company of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly and effectively authorized by all requisite corporate action (including the approval of its board of directors and Selling Stockholders). No corporate authorization is necessary on the part of either Company for the entry into this Agreement by the Selling Stockholders and consummation by the Selling Stockholders of the transactions contemplated hereby except to the extent already obtained. This Agreement and the documents and instruments to be executed and delivered pursuant hereto are and will be duly executed and delivered by the Sellers and are and will be the legal, valid and binding obligations of the Sellers, enforceable against each of them in accordance with their terms, except to the extent to which enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws relating to the enforcement of creditors rights and by general principles of equity (regardless whether brought in an action at law or in equity).

          4.7 Consents and Approvals; No Violation. Except as disclosed on Exhibit 4.7 hereto, the execution, delivery and performance by each and all of the Sellers of this Agreement and the documents and instruments to be executed and delivered by any of them pursuant hereto do not and will not: (a) violate any provision of either Company's articles of incorporation or by-laws; (b) require any consent, approval, authorization or action by, notice or disclosure to, or filing or registration with, or permit of, any governmental body, agency or official, court or any other person except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of a certificate of amendment to the articles of incorporation of Realty and other filings required under the Alabama Business Corporation Act to change Realty's name as contemplated in Section 12.2 hereof; (c) contravene or constitute a default under any indenture, mortgage, lease or other agreement to which the Sellers (or any one of them) is a party or is bound, or by which any of the properties or assets of the Sellers (or any one of them) may be bound or affected; or (d) result in a violation of any law, statute, ordinance, regulation, judgment, injunction, order, decree or award of any court or governmental authority or body having jurisdiction over the Sellers (or any one of them) or is bound, or by which any of the properties or assets of the Sellers (or any one of them) may be bound or affected.

          4.8 Corporate Records. All corporate actions, including all stock issuances and transfers, of each Company have been duly authorized and adopted in accordance with applicable law and each Company's Charter and Bylaws and, to the extent required, duly recorded in the appropriate minute books and all stock issuances and transfers of each Company have been duly recorded in the appropriate stock transfer books.

          4.9  Financial Statements.

               4.9.1 Exhibit 4.9 hereto contains (a) the balance sheets of Legend as of April 30, 1993, April 29, 1994, and April 28, 1995 (the aforesaid balance sheet the "1995 Audited Balance Sheet"), and the related statements of income, retained earnings and cash flows for the fiscal years then ended, together with the notes thereto, each of the foregoing, audited by the Auditors, certified public accountants (the foregoing, the "Legend Audited Balance Sheets"), and (b) the unaudited balance sheet of Legend as of December 29, 1995 and the unaudited balance sheet of Legend dated as of February 2, 1996, ("February 2 Balance Sheet") and the related statement of income for the period then ended (collectively, the "Legend Financial Statements"). Exhibit 4.9 hereto contains (a) the balance sheets of Realty as of December 31, 1994 and December 31, 1995, and the related statements of income, retained earnings and cash flows for the fiscal years then ended, together with the notes thereto, each of the foregoing, compiled by the Auditors, certified public accountants (the foregoing balance sheets of Realty with related statements as of December 31, 1995, the "Realty Compiled Statements"; the Realty Compiled Statements and the Legend Audited Balance Sheets, the "Specified Balance Sheets"), and (b) the unaudited balance sheet of Realty as of January 31, 1996, and the unaudited balance sheet of Legend dated as of February 2, 1996 and the related statement of income for the period then ended (collectively, the "Realty Financial Statements"; Realty Financial Statements and Legend Financial Statements, the "Financial Statements"). The Specified Balance Sheets are true and correct in all material respects, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except to the extent set forth on Exhibit 4.9 hereto) and fairly present the financial position of the relevant Company as of the dates indicated and the results of its operations for the periods then ended.

               4.9.2 The Audited Closing Balance Sheet, when delivered, will have been prepared in conformity with GAAP applied on a consistent basis through the periods involved and will fairly present the financial position of Legend as of the date thereof and the results of Legend's operations for the period then ended, except, however, to the extent the foregoing is modified by Section 3.2 hereof.

          4.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, or disclosed in any Exhibit hereto, neither Company had any liabilities or obligations, as of the dates thereof (other than obligations of continued performance under the Contracts and Commitments and other than commitments and arrangements incident to the normal conduct of business which are terminable at will), known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, Tax liabilities due or to become due. Except as and to the extent reflected or reserved against in the February 2 Balance Sheet or disclosed in any Exhibit hereto, Legend will not have incurred any liabilities or obligations since February 2, 1996, other than current liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby. Except as and to the extent reflected or reserved against in the Balance Sheet of Realty as of December 31, 1995, or disclosed in any Exhibit hereto, to the best knowledge of Sellers, Realty will not have incurred any liabilities or obligations since December 31, 1995, other than current liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby.

          4.11 Absence of Certain Changes or Events. Since December 31, 1995 as to Realty and the Seller Stockholders and since February 2, 1996 as to Legend, except as described in
Exhibit 4.11 hereto, to the best knowledge of Sellers, there has not occurred any event or condition which has or may be expected to have an adverse effect on the properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), condition (financial or otherwise), results of operations, business, affairs or prospects of either of the Companies or on the Stockholder Real Estate, and, without limiting the generality of the foregoing, neither Company has (a) incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business; (b) discharged or satisfied any lien or encumbrance, or paid any obligation or liability, except current liabilities becoming due in the ordinary course of business; (c) mortgaged, pledged, or subjected to any Encumbrance any of the Purchased Seller Stock or Purchased Assets; (d) sold, transferred, licensed or otherwise disposed of any of the Purchased Seller Stock or Purchased Assets or any of the assets or property of Legend other than in the ordinary course of business consistent with past practice; (e) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting either Company or its respective assets or properties; (f) acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any Person; (g) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations involving a claim in excess of $10,000; (h) entered into any transaction other than in the ordinary course of business; (i) changed the authorized or issued capital stock of either Company, increased its funded indebtedness, or made any declaration, setting aside or payment of any dividend or any other distribution in respect of its capital stock; (j) experienced any labor disturbance; (k) varied, canceled or allowed to expire any insurance coverage; (l) terminated or received any notice of termination of any contract, lease, trademark, patent, copyright or trade name protection or other agreement; (m) suffered any taking or seizure of all or any part of its assets or properties by condemnation or eminent domain; (n) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of either Company, except as may be agreed to in writing by the Purchaser;
(o) failed to maintain its respective assets or properties in the ordinary course of business consistent with past practice; (p) made any payment or other distribution or disbursement of moneys or property to or on behalf of any officer, director or shareholder of either Company or any member of their immediate families, or any affiliate thereof, other than payment of compensation or reimbursement of expenses in accordance with past practice and other than described in clause (i) above; (q) merged or consolidated with any other Person; (r) altered or amended its Charter or Bylaws; (s) entered into, materially amended or terminated any material contract, agreement, franchise or Permit, except in the ordinary course of business consistent with past practices, (t) made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $50,000.00,
(u) entered into any transaction (including, without limitation, any contract or other arrangement providing for employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to) with any shareholder, officer or director of the Company, or any member of their immediate families, except for compensation increases in the ordinary course of business and consistent with past practices,
(v) instituted or settled any litigation, action or proceeding before any court or governmental body relating to it or its property, (w) made any change in any method of accounting or any accounting practice, or suffered any deterioration in accounting controls, or (x) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (x) of this Section 4.11.

          4.12 Contracts and Commitments.

               4.12.1  Exhibit 1.1(b) hereto contains true,
     complete and correct lists of all of the Contracts and Commitments, other than purchase orders placed by or with Realty covering the payment or receipt by Realty of $25,000.00 or less or which, regardless of amount, will not be fully performed within six months of the date of the purchase order.
     Exhibit 4.12(b) hereto contains a true and complete list of all written and a description of all unwritten contracts, obligations, agreements, plans, arrangements, and commitments (each of the foregoing an "Undertaking") of Legend of any kind or nature whatsoever (the "Legend Contracts and Commitments"). However, notwithstanding the foregoing, Exhibit 4.12(b) does not contain a description of Undertakings which are described in another Exhibit hereto or a description of orders placed with Legend for the purchase of inventory.

     All Legend Contracts and Commitments and all Contracts and Commitments ("Total Contracts") are in full force and effect without amendment thereto (unless such amendments are clearly noted on Exhibit 4.12(b)) and the Company a party thereto is and shall be entitled to all benefits thereunder.



     On April 2, 1996, Legend had 632 unfilled floor orders.

               4.12.2 Concurrent with the delivery of Exhibit 1.1(b) and Exhibit 4.12 hereto, and included as a part of such Exhibits, Sellers have delivered to Purchaser true, complete and correct copies of all Total Contracts. All Total Contracts are the result of bona fide, arms-length transactions and are legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to the enforcement of creditors rights and by general principles of equity (whether brought in a proceeding at law or in equity).

               4.12.3  Except as set forth in Exhibit 4.12
     hereto, no default or alleged default exists on the part of either Company, nor, to the best knowledge of Sellers, on the part of any other party, under any Total Contract and there exists no state of facts which, after notice or lapse of time, or both, would constitute a default or breach in connection with any of the Total Contracts. For purposes of this subsection, the word "default" includes, but is not limited to, the failure to comply with any condition precedent under the provisions of any such Total Contract. Except as set forth in Exhibit 4.12 hereto, Sellers have received no information which might reasonably indicate that any party to a Total Contract is unable or unwilling to perform under such Total Contract.

               4.12.4  Except only as set forth in Exhibits
     1.1(b) 4.12(b), or 4.12 or any other Exhibit to this Agreement, neither Company is a party to any other written or oral Undertaking, and the Seller Stockholders are not a party to any Undertaking pertaining to in any manner the Stockholder Real Estate, or the transactions contemplated hereby, including, but not limited to, any:

               (a) contract not made in the ordinary course of business other than this Agreement;

               (b) employment (including any agreement with respect to leased employees) or consulting contract which is not terminable without cost or other liability to either Company, or any successor thereof, upon notice of thirty
     (30) days or less;

               (c)  contract with any labor union;

               (d) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or similar plan providing for employee benefits or other Plan (as defined in Section 4.18 below);

               (e) lease with respect to any property, real or personal, whether as lessor or lessee;

               (f)  contract for the future purchase of
     materials, supplies, merchandise or equipment which is in excess of the requirements of the Business or Real Estate
     Business of either Company now booked or the requirements of such Company for its normal operating inventories;

               (g) contract, other than a purchase order placed by or with either Company, for the performance of services for or by such Company which is not terminable without cost or other liability to such Company, or any successor thereof, upon notice of thirty (30) days or less;

               (h)  insurance policy or contract;

               (i) contract, other than a purchase order placed by or with either Company, continuing for a period of more than six (6) months from its date, which is not terminable by such Company without cost or other liability to such Company, or any other successor thereof, upon notice of thirty (30) days or less;

               (j) loan agreement or other contract for money borrowed;

               (k) agreement or arrangement for the sale of any kind of its assets, property or rights or the grant of any preferential rights to purchase any of its assets, properties, or rights, including, without limitation, customer bids and orders, terms and conditions of sale, warranties, franchises, dealer or distributor agreements or requiring the consent of any party to the transfer or assignment of any such assets, property or rights;

               (l)  agreement restricting in any manner the
     conduct of the Business or the Real Estate Business or the ownership or use of any of its respective assets or properties;

               (m)  agency, sales representative or similar
     agreement;

               (n) warranties relating to the Equipment or any of its assets or properties;

               (o)  license agreements (including computer
     software licenses), agreements relating to the Intellectual Property (as defined in Section 4.34) or the intellectual property of any other person and franchise agreements;

               (p) return policy and product warranties relating to products manufactured or distributed by Legend and rebate, credit or allowance arrangements;

               (q) contracts, agreements or other understandings or arrangements between either Company and any shareholder, director, officer or employee, or any member of their immediate families, or any affiliate thereof, which may affect the Business, the Real Estate Business, their respective assets or properties or the Assumed Liabilities; or


               (r) Excluded Liabilities which pertain to Realty only which are listed on Exhibit 4.12(s).

          4.13 Real Property.

               4.13.1 Exhibit 1.1(a) (being the Real Estate to be purchased hereunder by Purchaser) and Exhibit 4.13.1 (being the Leased Real Estate leased by Legend) hereto contains a true and complete list of all real property that is owned, leased or subleased by each Company or as to which each Company has any interest of any kind including, without limitation, all office, manufacturing and warehouse facilities, except the Excluded Real Estate. No Person other than Realty or Legend has or is entitled to any interests, possessory or otherwise, in or to the Real Estate; no Person other than Legend and the lessors under the lease relating to the Leased Real Estate has or is entitled to any interests, possessory or otherwise, in or to the Leased Real Estate; and no Person other than the Selling Stockholders has or is entitled to any interests, possessory or otherwise, in or to the Stockholder Real Estate, other than, in the case of Plant Number 2 and Plant Number 3, as set forth in the Bond Documents. True and complete copies of all deeds, leases, subleases and other agreements and instruments relating to the Total Real Estate or to the Leased Real Estate (including, without limitation, the Bond Documents) have been delivered to Purchaser. To the best knowledge of Sellers, all buildings and other improvements on the Total Real Estate or on the Leased Real Estate are located within the boundaries of each particular parcel of Total Real Estate or Leased Real Estate and do not encroach upon such boundaries. No building or other improvement situated on any adjacent real estate is encroaching upon any of the boundaries of the Total Real Estate or the Leased Real Estate.

               4.13.2 All leases, easements, rights of way, licenses, usufructs and other non-ownership interests that are included in, or relate to, the Total Real Estate or the Leased Real Estate, including any of the same that are granted to or by a Seller Stockholder, Legend or Realty (individually, a "Real Property Lease," and collectively the "Real Property Leases"), are valid and in full force and effect in accordance with their terms and are set forth in
     Exhibit 4.13.1 or in Exhibit 4.40 hereto or in another Exhibit to this Agreement. There is not under any of the Real Property Leases (i) any default (or, to the knowledge of Sellers, any claimed default) by Realty, a Seller Stockholder, or Legend, as the case may be, or any event of default or event which with notice or lapse of time, or both, would constitute a default by Realty, Seller Stockholder, or Legend, as the case may be, and in respect of which Realty, Seller Stockholder, or Legend, as the case may be, has not taken adequate steps to prevent a default on its part from occurring or (ii) to the knowledge of Sellers, any existing default by any other party to any Real Property Lease, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease. Except as set forth in Exhibit 4.13.2 hereto, the interests of each of Realty, the Seller Stockholders, and Legend in and under each respective Real Property Lease is unencumbered and, to the knowledge of Sellers, is not subject to a present claim, contest, dispute, action or threatened action at law, in equity or otherwise.

               4.13.3 Each of Legend and Realty are lawfully in possession of the Real Estate which is the subject of a Real Property Lease and with respect to which Realty or Legend is a lessee or has been granted an interest in such property (the "Leased Real Property"). All conditions precedent to the obligation of Realty or Legend, as the case may be, to take possession and continue to occupy all Leased Real Property have been fulfilled. Except as set forth in
     Exhibit 4.13.3 hereof, either Realty or Legend, or both, are presently occupying the entirety of each parcel of the Leased Real Property leased by it for the purposes set forth in the Real Property Lease with respect thereto. Except as set forth in Exhibit 4.13.3 hereof, no rent or fee has been paid or received in advance, no security deposit has been paid or received and no brokerage commission is payable or receivable by Realty and Legend, or any one of them, with respect to any Real Property Lease.

               4.13.4 Except as set forth in Exhibit 4.13.4 hereto, neither Realty nor Legend has received, nor does Realty or the Selling Stockholders have any knowledge of, any notice that the owner of any Real Estate subject to a Real Property Lease has made any assignment, pledge or hypothecation of such Real Property Lease or the rents or fees due thereunder.

               4.13.5 Except to the extent, if any, disclosed elsewhere herein or in an Exhibit hereto, the use of the Total Real Estate and the Leased Real Estate by each Company and the conduct therein of its Business (in the case of Legend) and the Real Estate Business (in the case of Realty), and the use of the Stockholder Real Estate, have not violated, and are not expected to violate, in any material respect, any federal, state or local law, ordinance, rule or regulation. The Total Real Estate and the Leased Real Estate has an adequate water supply and sewage and waste disposal, or facilities therefor, as are sufficient for the operation of existing business of each Company and for the use of the Stockholder Real Estate for the purpose of providing office space.

               4.13.6 To the best knowledge of Sellers, the buildings and improvements located on the Total Real Estate and on the Leased Real Estate and the ownership, operations and maintenance thereof as now owned, operated and maintained, do not (i) contravene in any material respect any ordinances, statutes, regulations, covenants, or deed restrictions, including those relating to zoning, building use, air or water pollution, waste disposal, sanitation and noise control, or (ii) violate in any material respect any provision of federal, state or local law. Consummation of the transactions contemplated herein will not cause the zoning for any of the Total Real Estate or the Leased Real Estate to become non-complying by virtue of elimination of a grandfather clause or for any other reason.

               4.13.7 To the best knowledge of Sellers, the buildings and other improvements on the Total Real Estate and on the Leased Real Estate, including the plumbing, electrical, mechanical, water, water pumping and sewage systems are in good operating condition and repair, sufficient for the uses intended and not in violation in any material respect of any applicable governmental rule or regulation or any other legal requirements, including health and fire codes and other similar regulations.

               4.13.8 To the best knowledge of Sellers, except as set forth on Exhibit 4.13.8, each of the Total Real Estate and Leased Real Estate has sufficient and adequate vehicular and pedestrian access rights to and from public streets and rights-of-way contiguous to the Total Real Estate and Leased Real Estate and adequate parking is available and in compliance with all applicable zoning ordinances and laws.

               4.13.9  There exists no pending or, to the best
     knowledge of Sellers, threatened condemnation or similar proceeding with respect to, or which could affect, the Total
     Real Estate or the Leased Real Estate.

               4.13.10 Except as described in Exhibit 4.13.10 hereto, Sellers have not contracted for the furnishing of labor or materials to the Total Real Estate or the Leased Real Estate which will not be paid in full prior to the Closing Date.

          4.14 Leases of Personal Property. Exhibit 4.14 hereof describes all personal property that is currently being leased by each Company and contains true, correct and complete copies of all personal property leases to which each Company is a party, except in respect of leases with annual lease payments of less than $10,000 ("Leased Personal Property"). All Leased Personal Property is in such condition that upon the return of such Leased Personal Property in its present condition to its owner, the Company will not be liable in any material amount to such owner. All Leased Personal Property is situated at the Real Estate and is used by each Company in the operation of its business. Each of the leases relating to the Leased Personal Property is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults of either Company or, to the best knowledge of Seller Stockholders, any other Person. The continuation, validity and effectiveness of such leases will in no way be affected by the transactions contemplated by this Agreement. Except as listed in Exhibit 4.14 hereto, no consent or approval of any other Person under such leases or subleases is required with respect to or on account of the transactions contemplated by this Agreement.

          4.15 Licenses. Except as disclosed on Exhibit 4.15, each Company possesses all patents, franchises, permits, licenses, certificates, authorizations, and consents required from any governmental authority or any other person necessary to enable Legend and Realty to carry on, respectively, its Business or Real Estate Business (as the case may be) as now conducted and to own and operate its properties (including leased property) as now owned and operated and all such patents, franchises, permits, licenses, certificates, authorizations, and consents will remain in full force and effect following consummation of the transactions contemplated by this Agreement. Attached hereto as
Exhibit 4.15 is a true and complete list of all patents, franchises, permits, licenses, certificates, authorizations, and consents used in connection with or applicable to either of the Business or the Real Estate Business.

          4.16 Title to Assets.  Except as disclosed on Exhibit
4.16 hereto, each Company has good and marketable title to all of its assets and properties, free, clear and discharged of and from all mortgages, liens, security interests, pledges, demands, claims, charges, leases, subleases, licenses, easements or other rights of use or occupancy of another person and other encumbrances whatsoever ("Encumbrances"); each Seller Stockholder has good and marketable title to the Purchased Seller Stock which such Seller Stockholder states herein that he or she owns and the Seller Stockholders have good and marketable title to the Stockholder Real Estate and the Seller Stockholders between them own all the Purchased Seller Stock and the Stockholder Real Estate, in each case, free, clear and discharged of and from any Encumbrances, and the sale to Purchaser of the Purchased Seller Stock, the Stockholder Real Estate and Purchased Assets will not give rise to any Encumbrance thereon. At the Closing, Purchaser will receive good and marketable title to the Purchased Seller Stock, the Stockholder Real Estate and Purchased Assets free, clear and discharged of and from all Encumbrances other than any Encumbrances that Purchaser may grant to its lenders.

          4.17 Taxes.

               4.17.1 For the purposes hereof, "Tax" or "Taxes" shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes, premium taxes, single business taxes, excise taxes, sales taxes, use taxes, value added taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, stamp taxes, employment, unemployment and payroll related taxes, withholding taxes, governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

               4.17.2 Legend is a "C" Corporation. Legend has paid in full all Taxes which were due prior to the date hereof and will have paid, on or before the Closing, all Taxes which will have been due on or before the Closing Date. Realty has made a valid election pursuant to section 1362(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") to which the persons who were shareholders of Realty on the date of that election have made valid consents pursuant to section 1362(a)(2) of the Code, effective not later than the taxable year of Realty commencing January 1, 1995 (the "First S Year"), to be treated as an S Corporation within the meaning of section 1361(a)(1) of the Code, and Realty and its shareholders have made a similarly effective election and consents under the comparable provisions of the laws of the State of Alabama (the "S State"). For the First S Year and all subsequent taxable years of Realty, Realty at all times qualified as an S Corporation and incurred no liability for federal income tax (including under sections 1374 and 1375 of the Code) and no liability for any tax of the S State based on income.

               4.17.3 Each of the Sellers (a) has filed all federal, state and local Tax returns required by law in the legally prescribed time and manner, and paid all Taxes due and payable; (b) has made all payments required by any governmental program of workers' social security or unemployment compensation; (c) has withheld and paid over to the appropriate governmental authority all amounts required by law to be withheld from the wages or salaries of employees; (d) is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing; and (e) has paid or will pay over to the appropriate governmental authority all sales or use Taxes referable to such Seller, and has made or will make provisions for payment of all such Taxes accrued as of such date, but not yet due. There are no claims pending or, to the best knowledge of Sellers, threatened against any of the Sellers for past due Taxes, nor are there any outstanding waivers or agreements by any of the Sellers for the extension of the time for the assessment of any Tax. No election has been made by any of the Sellers under section 341(f) of the Code.

               4.17.4 To the best knowledge of Sellers, the sale by the relevant Sellers of the Purchased Seller Stock, the Stockholder Real Estate, and the Purchased Assets and the acquisition thereof by Purchaser, are exempt from, and will not result in the imposition of or liability for, any sales, use, transfer or similar Taxes except in connection with the transfer of any motor vehicles constituting a portion of the Purchased Assets and except for the Alabama real estate privilege tax in the amounts for each parcel of Total Real Estate, set forth on Exhibit 4.17.4 hereto ("Real Estate Transfer Taxes"). Sellers acknowledge and agree that if for any reason the sale of all or any portion of the Purchased Seller Stock, Stockholder Real Estate, and the Purchased Assets (other than any motor vehicles and other than the Real Estate Transfer Taxes) is determined not to be exempt from such Taxes, the Purchase Price includes and is inclusive of any and all such Taxes and that Purchaser has paid such Taxes to Sellers and Sellers have collected such Taxes from Purchasers.

               4.17.5 Within the time required by applicable law, Sellers shall file Tax returns with the Internal Revenue Service, the State of Alabama and all other taxing authorities and shall pay any Taxes that are due. Sellers shall request confirmation from the Tax Commissioner of the State of Alabama, or the Commissioner's designated representative, to the effect that all Tax returns required to be filed by each Company have been filed and all Taxes shown on such returns have been paid. Sellers shall promptly deliver the original copy of such confirmation to Purchaser.

               4.17.6  The Sellers hereby waive all
     confidentiality regarding any Taxes that are payable to the State of Alabama by either Company and agree that the Tax Commissioner of the State of Alabama may release to Purchaser either Company's known Tax liability. The Sellers agree to execute any separate waivers of confidentiality as may be required by Purchaser or the Tax Commissioner to implement the terms of this paragraph.

               4.17.7    None of the assets of either Company is
     property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

               4.17.8    None of the assets of either Company
     directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code except as set forth on Exhibit 4.17.8 hereto.

               4.17.9    None of the assets of either Company is
     "tax-exempt use property" within the meaning of Section
     168(h) of the Code.

               4.17.10   None of the Seller Stockholders is a
     person other than a United States person within the meaning of the Code except as set forth on Exhibit 4.17.10 hereto.

               4.17.11   The transaction contemplated herein is
     not subject to the tax withholding provisions of Section
     3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

               4.17.12 Except as set forth in Exhibit 4.17.12 hereto, no recapture of previously claimed Tax benefits (such as depreciation or other tax credits) has yet occurred as a result of either Company's position as the lessor of certain equipment listed in Exhibit 4.17.12.

               4.17.13 All tax-sharing agreements or similar agreements with respect to or involving either of the Companies shall be terminated prior to the Closing Date, and, thereafter, such Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

               4.17.14 No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting either of the Companies shall be made after the date of this Agreement without prior written consent of Purchaser.

               4.17.15   As a condition precedent to the
     consummation of the transactions contemplated by this Agreement, the Seller Stockholders shall provide Purchaser a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of any amounts described herein but only if the obtaining of such a certificate or similar document is so required to relieve the Purchaser of an obligation to so withhold.

          4.18 Employees; Benefit Plans.

               4.18.1 Attached hereto as Exhibit 4.18 is a true and complete list of the names and current compensation rates of all present directors, officers and employees of each Company whose annual compensation is $75,000.00 or more, together with a summary showing as to each such person the salary, bonuses, additional compensation and other like benefits, if any, paid or payable to such persons for the year ended December 31, 1995.

               4.18.2 Exhibit 4.18 also contains a true and complete list of all bonus, profit sharing, stock purchase, stock option, pension, retirement, health, welfare, severance pay or any other current or deferred remuneration or compensation plan, arrangement or practice (sometimes herein collectively called the "Plans") for the employees of each Company, salaried and nonsalaried, union and non-union, including any formal or informal plans, and the funding arrangements with regard thereto. Accurate and complete descriptions of all Plans have been provided to Purchaser. Except as described in the Financial Statements, or as disclosed on Exhibit 4.18, neither Company has any Plan currently in existence which is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No retired employee of either Company is receiving or is entitled to receive any payments, health or other benefits from the Company.

               4.18.3  To the best knowledge of Sellers, neither
     Company's employees is covered by a collective bargaining agreement and there is no union or other organization seeking or claiming to represent any such employees.

               4.18.4 There is not now, nor has there been in the past, any strike, lock-out, sit-down, slow-down, grievance or other labor dispute or trouble of any nature whatsoever pending or threatened against either Company. To the best knowledge of Sellers, each Company is and has been in compliance in all material respects with all laws regulating wages and/or hours and other conditions of employment of employees.

               4.18.5 To the best knowledge of Sellers, all accrued obligations of each Company relating to employees and agents of each Company, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security or other benefits have been paid by such Company. All obligations of each Company as an employer or principal relating to employees or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay (but excepting herefrom vacation and holiday pay which has accrued since January 1, 1996 which vacation and holiday pay is properly shown as accrued on the Financial Statements and the Audited Closing Balance Sheet), bonuses, and other forms of compensation which are or may become payable to such employees or agents prior to the Closing Date, have been and will be paid by them prior to the Closing Date.

               4.18.6    Except as listed in Exhibit 4.18.6
     hereto, all employees of each Company are employees-at-will, may be terminated at any time for any lawful reason or for no reason and have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise.

     Also included in Exhibit 4.18.6 is a true and complete list of the names of all retired employees, if any, of each Company who are receiving or are entitled to receive any payments, health or other benefits from any of them, their ages, and their current annual funded and unfunded pension benefits.

          4.19 Insurance. Attached hereto as Exhibit 4.19 is a true and complete list of all insurance policies in force with respect to the assets and properties of each Company, including the Purchased Assets, and the Business of Legend and the Real Estate Business of Realty and the annual premiums payable thereon. True and complete copies of such insurance policies have been delivered to Purchaser. All such policies are adequate to insure the risks covered thereby. Legend has in force adequate insurance for all claims which would be public liability claims and which may be based in whole or in part on events which occurred or occur prior to the Closing Date. Neither Company is in default in any respect under any such policy, including, without limitation, the payment of any premiums thereon.

          4.20 Litigation. Except as disclosed on Exhibit 4.20 hereto, there are no legal actions, suits, arbitrations, or other legal or administrative proceedings or investigations before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, pending or, to the best knowledge of Sellers, threatened against or otherwise affecting the Sellers or their respective assets (including the Purchased Seller Stock and the Stockholder Real Estate) or involving any properties, assets or business of either Company (including the Purchased Assets). To the best knowledge of Sellers, there is no fact or facts existing which might result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation. None of the Sellers is a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality which has or could have an adverse effect on the Purchased Seller Stock, the Business, the Real Estate Business, the Purchased Assets, and the Stockholder Real Estate or the Assumed Liabilities or on any of the Sellers' ability to enter into this Agreement or consummate the transactions contemplated hereby.

          4.21 Compliance with Laws. Except as disclosed in this Agreement or in any Exhibit hereto, to the best of Sellers' knowledge each Company and each Seller Stockholder has complied with and is in compliance with, and has not received notice of any violation of, any and all applicable laws, rules, regulations and ordinances regulating or relating to such Company's Business or Real Estate Business (as the case may be), the Purchased Assets, the Assumed Liabilities or the Stockholder Real Estate in effect from time to time. All of Legend's products are and have been, at the time of sale, in compliance with all construction, safety and other standards imposed on the Business by statute, rule or regulation of any governmental authority (federal, state or local) or industry association.

          4.22 Environmental Matters.

          (a) The following terms used in this Section 4.22 have the meanings set forth below:

               (i) "Environmental Laws" means the (1) Toxic Substance Control Act, 15 U.S.C. Sections 2601 et seq., (2) National Historic Preservation Act, 16 U.S.C. Sections 470 et seq., (3) Coastal Zone Management Zone Act of 1972, 16 U.S.C. Sections 1451 et seq., (4) Rivers and Harbors Act of 1899, 33 U.S.C. Sections 401 et seq., (5) Clean Water Act, 33 U.S.C. Sections 1251 et seq., (6) Flood Disaster Protection Act, 42 U.S.C. Sections 4001 et seq.,
     (7) National Environmental Policy Act, 42 U.S.C. Sections 4321 et seq., (8) Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq. ("RCRA"), (9) Clean Air Act, 42 U.S.C. Sections 7401 et seq., (10) Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"); (11) Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., (12) Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., (13) Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq., (14) Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., (15) Occupational Safety and Hygiene Act, 29 U.S.C. Sections 685 et seq., and (16) all other federal, state, county, municipal and local, foreign and other statutes, laws, regulations and ordinances which relate to or deal with protection of human health or the environment, all as may be from time to time amended.

              (ii)  "Hazardous Substance(s)" means (1) any
     flammable or combustible substance, explosive, and/or radioactive material, hazardous waste, toxic substance, pollutant, contaminant and/or any related materials or substance identified in and/or regulated by any of the Environmental Laws, and (2) asbestos, polychlorinated biphenyls, urea formaldehyde, chemicals and/or chemical wastes, explosives, known carcinogens, petroleum products and by-products (including fraction thereof) and radon.

             (iii) "Property" means (a) the Stockholder Real Estate and (b) any parcel of real estate (including but not limited to the Real Estate) now or heretofore owned by each Company or in which each Company has or had any interest, including any lessee's interest, any interest held as security for an obligation and all Formerly Owned Property.

              (iv) "Formerly Owned Property" means all Property owned, leased or operated by each Company or any of their respective Subsidiaries at any time in the past, but not owned as of the Closing Date. A true and correct list, including the address and the county in which such property is located, is set forth in Exhibit 4.22 hereto.

          (b) Except as described in Exhibit 4.22 hereto, each Company is now and has at all times been in compliance with all Environmental Laws. Except as described in Exhibit 4.22 hereto, to the best knowledge of Sellers, no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on or in the Property. A true and correct list of all Hazardous Substances now or heretofore used or generated by the Company is set forth in Exhibit
     4.22 hereto.

          (c) Except as described in Exhibit 4.22 hereto, no activity has been undertaken on the Property that would cause or contribute to:

               (i) the Property becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

              (ii)  a release or threatened release of any
     Hazardous Substances; or

             (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq., or any similar foreign or state law or local ordinance.

          (d) Except as described in Exhibit 4.22 hereto, there are no substances or conditions in or on the Property that may support a claim or cause of action under any Environmental Law.

          (e) Except as described in Exhibit 4.22 hereto, there are not, and never have been, any underground storage tanks located in or under the Property.

          (f) Each Company, and in the case of the Stockholder Real Estate, the Seller Stockholders each, has obtained all material Permits required by all applicable Environmental Laws, and all such Permits are in full force and effect. Except as described in Exhibit 4.22 hereto, each Company and each Seller Stockholder is and has at all times been in compliance in all material respects with all such Permits.

          (g) Except as described in Exhibit 4.22 hereto, neither Company nor its directors, officers, employees or agents have generated or transported any Hazardous Substances at any time which have been transported to or disposed of in any landfill, waste processing facility or other facility, which transportation or disposal could create liability to any unit of government or any third party. Neither Company has received any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where Hazardous Substances generated or transported by such Company have been disposed of, placed or located. A true and correct list of all transporters, landfills and other facilities now or heretofore used by each Company and its directors, officers, employees or agents is set forth in Exhibit 4.22. In addition, each Company has provided Purchaser or its agents copies of, or access to, all manifests and records maintained by each Company relating to such transporters, landfills and other facilities.

          (h) Except as described in Exhibit 4.22 hereto, there are no pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

          (i) Except as described in Exhibit 4.22, the Property is not and never has been listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

          (j) Sellers have disclosed and delivered to Purchaser all environmental reports and investigations which Sellers have ever obtained or ordered with respect to the Property.

          4.23 Product Liability. Each Company has adequate insurance against loss or damage arising out of product liability or similar claims, copies of the insurance policies of which have been delivered to Purchaser and are listed on Exhibit 4.23 hereto. Such insurance covers all incidents of loss which have occurred prior to the date hereof or which may occur resulting from products sold by either Company prior to the Closing. Each claim made against either Company (whether or not covered by insurance) for loss or damage arising out of product liability or similar claims for the period from and including April, 1992 to the date hereof and which individually is $10,000 or more is described in Exhibit 4.23.

          4.24 Warranties. There are no oral or written warranties on the products sold by Legend, whether express or implied, other than as set forth or described in Exhibit 4.24 hereto and any implied warranties that may be imposed by operation of law.

          4.25 Insider and Inter-Company Transactions.

          (a) A true and complete list and brief description of all contracts or other transactions involving each Company with respect to which any officer, director, employee or Selling Stockholder, any member of their immediate families, or any affiliate thereof, has any interest is set forth in
     Exhibit 4.25 hereto.

          (b) Except as set forth in Exhibit 4.25 hereto neither Company is indebted to any of its officers, directors, employees or Selling Stockholders, or any member of their immediate families, or any affiliate thereof, except for amounts due as normal salary, bonuses, wages, commissions, reimbursements of ordinary business expenses or ordinary business advances of such Company in accordance with past practice.

          4.26 Bank Accounts and Powers of Attorney.  Exhibit
4.26 hereto contains a true and complete list of the names and locations of all banks or other financial institutions which are depositories of funds of each Company, the names of all persons authorized to draw or sign checks or drafts upon such accounts and the number of such accounts and the names and locations of any institutions in which each Company has safe deposit boxes and the names of the individuals having access thereto, and all outstanding powers of attorney granted by or on behalf of each Company.

          4.27 Progress Payments. Exhibit 4.27 hereto contains a true and complete list and description of all security deposits, progress payments, credits and the like either Company has received relating in any way to any purchase orders, leases or other agreements which are part of its assets and properties, including but not limited to the Purchased Assets.

          4.28 Information in the HSR Act Notification and Report Form. None of the information supplied (or to be supplied) by any of the Sellers for inclusion or incorporation by reference in the Notification and Report Form to be filed with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") in connection with the transactions contemplated hereby (the "HSR Form") will, at the time the HSR Form is filed with the FTC and DOJ and at all relevant times thereafter, contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The HSR Form will comply in all material respects with the HSR Act and the rules and regulations thereunder.

          4.29 Sufficiency of Purchased Assets. The assets and properties of Legend, together with the Purchased Assets, constitute all of the property and assets, real, personal and mixed, tangible and intangible, as are used or useful in or are necessary for the conduct of the Business and the Real Estate Business in accordance with present practices.

          4.30 Guaranties. There are no outstanding guaranties of either Company except those listed in Exhibit 4.30, nor any current recourse liabilities or obligations under any of the repurchase or floor plan financing agreements identified in
Exhibit 4.30, and no claims have been made, and neither Company is aware of any basis for any claims to be made, against such Company pursuant thereto.

          4.31 Equipment. To the best of Sellers' knowledge, the Equipment is in good operating condition and in a state of good repair sufficient for the conduct of normal operations without the necessity of any known capital expenditure in excess of $100,000.00 in the aggregate. Each Company's assets and properties (including leased property) are adequate to enable each Company to conduct its Business or the Real Estate Business as relevant, as now being conducted. Sellers are not aware of any major capital expenditure that will be required on the part of either Company within one year from the date of this Agreement.

          4.32 Inventory. To the best of Sellers' knowledge, the Inventory of each Company shown on the latest of the Financial Statements and the Inventory that will be shown on the Audited Closing Balance Sheet in the case of Legend consists and will consist of raw materials, work in process, and finished goods of a quality and quantity usable or salable in the normal course of the Business (in the case of Legend) or Real Estate (in the case of Realty) (as the case may be) of each Company, except for any slow moving, obsolete inventory or inventory of below-standard quality all of which has been written off or written down to realizable value. The valuation at which the Inventory is carried reflects and will reflect the normal inventory valuation policy of such Company of stating inventory at the lower of cost (first-in-first-out-method) or market and its regular costing standards with respect to work in process and finished goods inventory.

          4.33 Receivables. The Receivables shown on the latest of the Financial Statements and which will be shown on the Audited Closing Balance Sheet result from and will result from bona fide sales made by the relevant Company in the ordinary course of business and have been collected or will be collectible in the ordinary course after provision for doubtful accounts as shown on the latest of the Financial Statements and to be shown on the Audited Closing Balance Sheet. The amounts due, or to become due, in respect of the Receivables are not in dispute and there are no and will not be any setoffs or counterclaims asserted against any of the Receivables except to the extent that such setoffs or counterclaims are shown as liabilities on the Audited Closing Balance Sheet or the latest of the Financial Statements, as relevant.

          4.34 Patents and Trademarks.  Attached hereto as
Exhibit 4.34 is a true and complete list of all trademarks, trademark applications, service marks, and the United States Federal or State registrations thereof and any such foreign registrations, trade names, United States and foreign patents and patent applications, and copyrights (the "Intellectual Property") used in connection with the Business or the Real Estate Business of the Companies owned by or licensed to such Company, all of which are in full force and effect. Patent applications, if any, shall be disclosed to Purchaser on a separate confidential list. Except as disclosed on Exhibit 4.34, (a) each Company is the sole and exclusive owner or licensee of the Intellectual Property pertaining to it shown on Exhibit 4.34 and has the sole and exclusive right to use such Intellectual Property on or with respect to the products of such Company in the same manner in which they have been or are now being used, (b) there are no claims, demands or proceedings pending, or to the best knowledge of Sellers, threatened, that pertain to or challenge the right of such Company to use such Intellectual Property, and (c) neither Company has granted any licenses or other rights and has no obligation to grant licenses or other rights with respect thereto.

          4.35 Corporate Minute Books.  The minute books of each
Company (true copies of which have been provided to Purchaser) contain complete and accurate records of all meetings and other corporate actions of its stockholders and directors and committees of directors (if any).

          4.36 Suppliers and Customers.

               4.36.1 A true and complete list of all suppliers or vendors of products or services to each Company aggregating more than $500,000.00 (at cost) annually for calendar years 1994 and 1995, the address of each such supplier or vendor, and the amount sold to each Company during such period is set forth in Exhibit 4.36 hereto.

               4.36.2 A true and complete list of each customer of each Company aggregating more than $500,000.00 in revenues annually during calendar years 1994 and 1995, the address of each such customer, and the amount purchased by each such customer from such Company during such periods are set forth in Exhibit 4.36 hereto. True and correct copies of all dealer and other agreements relating to such customers have been delivered to Purchaser.

               4.36.3 To the best knowledge of Sellers, none of the customers or suppliers of either Company described in
     Exhibit 4.36 hereof intends to cease purchasing from, selling to or dealing with such Company, alter in any material respect the amount of such purchases, sales or the extent of dealings with such Company or alter in any material respect the amount of such purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby.

          4.37 Illegal Payments. Neither Company nor any of its directors, officers, agents, or employees, or other persons acting on behalf of such Company have, directly or indirectly,
(a) used any corporate funds of such Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payments on behalf of the Company to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) knowingly made any false or fictitious entry on the books or records of such Company, or (e) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment on behalf of such Company.

          4.38 Disclosure. To the best of Sellers' knowledge, neither this Agreement nor any Exhibit hereto, nor any schedule, certificate, statement, writing, financial statement or document furnished or to be furnished to the Purchaser, its agents or representatives, by or on behalf of the Sellers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain, as of the date thereof, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading. No fact is known to any of the Sellers which materially and adversely affects the Stockholder Real Estate, or either Company's Business or Real Estate Business (as the case may be) or any of either Company's assets which has not been set forth in the Exhibits hereto. The Sellers shall from time to time, up to and including the Closing, promptly provide to the Purchaser any and all information concerning the Business or the Real Estate Business which might materially affect the accuracy or completeness of information contained herein or otherwise furnished to the Purchaser.

          4.39 Selling Stockholder's Equity.  The equity of the
Selling Stockholders in Legend, determined in accordance with GAAP (but adjusted in accordance with Section 3.2 hereof) will be, on the Closing Date, not less than $4,200,000.00.

          4.40 Industrial Development Bonds.

          (a) Exhibit 4.40 hereto sets forth all agreements, instruments and other documents (collectively, the "Bond Documents") under which either Legend or Realty is obligated, or to which either Legend or Realty is a party, related to or in connection with (i) the $850,000 in original aggregate principal amount of revenue bonds designated "The Industrial Development Board of the City of Boaz, Alabama Industrial Development Revenue Bonds (Homes of Legend Project) Series 1993 (the "1993 Bonds"), and (ii) the $800,000 in original aggregate principal amount of revenue bonds designated "The Industrial Development Board of the City of Boaz, Alabama Industrial Development Revenue Bonds (Legend Realty Project) Series 1995 (the "1995 Bonds").

          (b) To the best of Sellers' knowledge, no default or event of default has occurred under the 1993 Bonds or the 1995 Bonds (collectively, the "Bonds") or under any of the Bond Documents, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute a default or an event of default under the Bonds or under any of the Bond Documents.

          (c) Realty has made all payments required under the Bond Documents through the date hereof, and, between the date hereof and the Closing, Realty will make all payments required.under the Bond Documents.

          (d) The aggregate original authorized face amount of the 1993 Bonds (that is, $850,000), when added to the outstanding "tax-exempt facility-related bonds" (as defined in Section 144(a)(10)(B) of the IRC) of any "test-period beneficiary" (as defined in Section 144(a)(10)(D) of the IRC), does not exceed $40,000,000.

          (e) As of the date hereof, there is not outstanding any issue of "qualified small issue bonds" (as that term is used in Section 144(a)(1) of the IRC), whether issued by the Industrial Development Board of the City of Boaz, Alabama (the "Board") or any other issuer, the proceeds of which are being used or will be used in whole or in part with respect to any facilities (i) located within the geographical boundaries of the City of Boaz, Alabama (or located in any adjacent county or political subdivision and integrated with or contiguous to such facilities located within the geographical boundaries of the City of Boaz, Alabama), and
     (ii) which facilities are used or will be used in whole or in part by Legend, Realty or any "related person" (as defined in Section 144(a)(3) of the IRC) to Legend or Realty, other than the 1993 Bonds.

          (f) Legend and Realty acknowledge that the 1993 Bonds were issued by the Board pursuant to Section 144(a)(1) of the IRC. From the date of issuance of the Bonds through the date of this Agreement, Legend and Realty have been the only "principal users" (as described in Section 144(a) of the IRC) of the facilities financed with the 1993 Bonds.

          (g) No portion of the net proceeds of the 1993 Bonds was used for the acquisition of any property (or any interest therein) unless the first use of such property was pursuant to such acquisition.

          (h) Neither Legend nor Realty has permitted the use of any proceeds of the 1993 Bonds, or taken or omitted to take any other action, or permitted any action to be taken, which has caused or will cause the interest on the 1993 Bonds to be or become subject to federal income taxes under the IRC.


          4.41 Leased Employees. Neither of the Companies has utilized the services of a Leased Employee or entered into any contract with another Person to obtain the services of a Leased Employee. A "Leased Employee" shall mean a person ("Employee") who performs services for another Person ("Lessor") for which the Lessor pays not the Employee but the entity which purports to employ such Employee.


     The Seller Stockholders hereby represent, warrant and agree, as of the date of this Agreement and as of the Closing Date, as follows, each of which shall be deemed to be independently material and to have been relied upon by Purchaser and Champion:



     1. Investment Intent. (a) That he or she is acquiring his or her interest in the Earn Out Payments for investment and for his or her own account and not as nominee or on behalf of any other person who may be deemed to be a separate purchaser or offeree and not with a view to resale or other distribution, (b) that the Earn Out Payments have not been registered under the Securities Act of 1933, the Michigan Uniform Securities Act, the Alabama Securities Act or the securities laws of any other state and the Earn Out Payments may not and will not be sold, assigned, transferred, offered, pledged or otherwise distributed unless so registered under the Securities Act of 1933, the Michigan Uniform Securities Act, the Alabama Securities Act and the securities laws of any other applicable state or unless Purchaser receives an opinion of counsel for the Seller Stockholders (concurred in by counsel for the Purchaser) stating that such sale, assignment, transfer, offer, pledge or other distribution is exempt from such registration requirements. A notation to the foregoing effect will be placed in the records of Purchaser.

     2. Economic Condition. Each Seller Stockholder has either personal income before taxes in excess of $100,000 for his or her last fiscal year or latest 12 month period and is capable of bearing the economic risk of the Earn Out Payments, or net worth in excess of $1,000,000; and such Seller Stockholder has such knowledge and experience in financial matters and business matters that he or she is capable of evaluating the merits and risks of an investment in the Earn Out Payments or has obtained the advice of an attorney, certified public accountant or registered investment advisor under the Investment Advisors Act with respect to the merits and risks of the prospective investment.

                 ARTICLE V - REPRESENTATIONS AND
                     WARRANTIES OF PURCHASER

     Purchaser and Champion, jointly and severally, represent and warrant to the Sellers (other than Legend):

          5.1 Corporate Existence. Purchaser and Champion are each a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

          5.2 Authority Relative to this Agreement. Purchaser and Champion each have the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform fully their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all necessary corporate action on the part of Purchaser and Champion. This Agreement and the documents and instruments to be executed and delivered by it pursuant hereto are and will be the legal, valid and binding obligations of Purchaser and Champion, enforceable against each of them in accordance with their terms, except to the extent to which enforcement may be limited by laws relating to bankruptcy and insolvency, moratorium and similar laws relating to the enforcement of creditors rights and by general principles of equity (regardless of whether in an action at law or in equity).

          5.3 Consents and Approvals; No Violation. The execution, delivery and performance by Purchaser and Champion of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto will not: (a) violate any provision of Purchaser's or Champion's articles of incorporation or by-laws; (b) contravene or constitute a default under any indenture, mortgage, lease or other agreement to which Purchaser or Champion is a party or is bound, or by which any of the properties or assets of Purchaser or Champion may be bound or affected; or (c) result in a violation of any law, statute, ordinance, regulation, judgment, injunction, order, decree or award of any court or governmental authority or body having jurisdiction over Purchaser or by which either of them is bound. On or before the Closing, Purchaser and Champion shall cause or effect any action by, or notice or disclosure to, or filing or registration with, any governmental body, agency or official as Purchaser or Champion may be required by law to do in connection with the transactions contemplated hereby.

          5.4 Litigation. There are no legal actions, suits, arbitrations, or other legal or administrative proceedings or investigations before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, pending or, to the best knowledge of Purchaser and Champion, threatened against or affecting Purchaser or Champion which, if adversely determined, would materially affect the Purchaser's and Champion's (considered together) ability to perform its obligations under this Agreement.


              ARTICLE VI - COVENANTS PENDING CLOSING

          6.1 Conduct of Business. From the date hereof until the Closing, Sellers, jointly and severally, shall conduct, or shall cause to be conducted, the Business and the Real Estate Business, and the operations of both the Companies in accordance with its respective past practice and in the ordinary course of its respective business, shall maintain, or cause to be maintained, each Company's current business organization and goodwill, shall use their respective best efforts to continue to retain the services of each Company's present officers, employees and consultants, shall preserve each Company's relationships with dealers, customers, suppliers and others having business dealings with such Company, and shall not enter into any transaction or perform any act which would constitute a breach of the representations, warranties, covenants and agreements contained herein. Sellers, jointly and severally, will, consistent with this Section 6.1 and Section 6.2, continue to conduct, or cause to be conducted, the business of each Company only in the ordinary course in accordance with past practice and will take no, and will not permit to be taken any, action which could reasonably be expected to result in the Purchased Assets not fully reflecting the earnings of Realty for such period or which would cause the assets of Legend, at the time of the Closing, not fully to reflect the earnings of Legend for such period.

          6.2 Certain Changes or Events. From the date hereof until the Closing, except as specifically provided herein, as described in Exhibit 6.2 or with the prior written consent of Purchaser and Champion, the Sellers, jointly and severally, covenant that neither of the Companies shall:

          (a) take any action to amend either Company's articles of incorporation or by-laws,

          (b) issue, sell or otherwise dispose of any of Realty's authorized but unissued capital stock,

          (c) permit Realty's or Legend's corporate existence and good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified to do business to lapse,

          (d) issue any capital stock or declare or pay any dividend or other distribution of any nature on or in respect of any of the capital stock of either Company, nor will either of the Companies, directly or indirectly, issue, redeem, retire, purchase or otherwise acquire any of its shares of capital stock, or any security exercisable or exchangeable for or convertible into any shares of capital stock or any instrument having any voting rights,

          (e) acquire or dispose of any capital assets having an initial cost of $50,000 or more, nor will either of Company discharge or satisfy any Encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations or liens secured thereby listed on Exhibit 6.2(e) and (ii) current liabilities and obligations incurred in the ordinary course of business and consistent with past practice since February 2, 1996, and, in either case, only as required by the express terms of the agreement or other instrument pursuant to which the obligation or liability was incurred,

          (f)  merge or consolidate with or into any corporation,

          (g) make or become liable for any wage or salary increase, bonus (but excepting non-Seller Stockholder employee bonuses paid consistent with past practice and excepting a Post Closing Bonus), profit-sharing or incentive payment to any of its officers, directors, employees or stockholders,

          (h) sell or otherwise dispose of or encumber any of its properties or assets other than in sales or dispositions in the ordinary course of business or in connection with normal repairs, renewals and replacements,

          (i) modify, amend or cancel any of its existing leases or enter into any commitments, contracts, agreements, leases, warranties, guarantees or understandings other than in the ordinary course of business or incur any indebtedness for borrowed money (other than pursuant to revolving credit borrowings under existing financing arrangements),

          (j) fail to operate the Business or the Real Estate Business in the customary manner and in the ordinary and regular course of business and to maintain in good condition its respective business premises, plant, fixtures, furniture and equipment, reasonable wear and tear excepted,

          (k) cancel or compromise any debt or claim related to its respective assets, other than in the ordinary course of business,

          (l) waive or release any rights of value relating to its respective assets, other than in the ordinary course of business,

          (m) transfer or grant any rights in or under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks, brand marks, brand names or copyrights, or with respect to any know-how, processes or formulas, relating to its assets, other than in the ordinary course of business,

          (n) enter into any employment contract with any officer or employee, or make any loan to, or enter into any transaction of any other nature with any of its directors, officers or employees, the Seller Stockholders or any member of their immediate families or any affiliate thereof,

          (o) enter into any transaction, contract or commitment with respect to its respective assets, other than in the ordinary course of business,

          (p) suffer any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) of $500,000.00 or more singly or in the aggregate for all casualty losses and damage,

          (q) suffer any material adverse change in its financial condition, its assets, results of operations, the Purchased Assets, liabilities or business prospects,

          (r) take any other action which might adversely affect the interest of Purchaser hereunder or diminish the value of either of the Companies as a going concern,

          (s) alter the manner of keeping either of the Companies' books, accounts or records or the accounting practices therein reflected, including any change in the costing standards reflected in the Financial Statements,

          (t) fail to maintain the corporate existence of either of the Companies,

          (u) fail to maintain in full force and effect all policies of insurance now in effect,

          (v) fail to duly and timely file all reports and returns required to be filed with any governmental agency and promptly pay all Taxes unless diligently contested in good faith by appropriate proceedings,

          (w) alter the physical contents or character of any of its inventories so as to affect the nature of the Business or the Real Estate Business or result in a change in the total dollar valuation thereof or otherwise take any action or refrain from taking action as would result in any change in the Purchased Assets or the Assumed Liabilities other than in the ordinary course of business consistent with past practice, or

          (x) enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (w).

          6.3 Access to Information. Between the date hereof and the Closing Date, Sellers shall (i) afford Purchaser, Champion and their representatives access, during normal business hours, to all of each of the Companies' business operations, properties, financial statements, books, past and present insurance policies, files, records, work papers, schedules, financial data and all financial information and documents furnished to each of the Companies' auditors in connection with the audits of the each of the Companies' Financial Statements,
(ii) cooperate with Purchaser and Champion and their representatives in the examination thereof, (iii) furnish Purchaser, Champion and their representatives with all information with respect to the Business, the Real Estate Business, the Purchased Assets, the Stockholder Real Estate, and the Assumed Liabilities as Purchaser or Champion may reasonably request, and (iv) furnish Purchaser, Champion and their representatives with copies of such documents as may be reasonably requested. The Sellers shall cause each of the Companies' auditors to give to Champion's auditors, Price Waterhouse L.L.P., full access to all work papers, schedules, financial data and all financial information and documents relating to the audits of the each of the Companies' Financial Statements and the Audited Closing Financial Statements. Purchaser, Champion and their representatives shall have the right to discuss the affairs of each of the Companies with the directors, officers, employees, consultants, auditors, advisors and agents of the respective Company. No such examination, however, shall constitute a waiver or relinquishment by Purchaser or Champion of their rights to rely upon Sellers' representations, warranties, covenants and agreements as made herein or pursuant hereto.

          6.4  Affirmative Covenants.  Each Company will:

               (i) duly and timely file all reports and returns required to be filed with any governmental agency and will promptly pay when due all taxes, assessments and governmental charges including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings and disclosed to the Purchaser and Champion in writing;

               (ii) maintain and keep in good order, consistent with past practice, all buildings, offices, shops and other structures, and keep all machinery, tools, equipment, fixtures and other property in good condition, repair and working order;

               (iii)     maintain in full force and effect all
     policies of insurance now in effect;

               (iv) not do any act or omit any act or permit any omission to act which will cause a material breach or default in any of its contracts, commitments or obligations.

          6.5  Seller Stockholders.

               A. Seller Stockholders shall not take any action or omit to take any action, and shall cause the Companies to not take any action or omit to take any action, to the extent such action or omission might result in any of the representations or warranties of the Sellers set forth in this Agreement being inaccurate or incorrect on and as of the Closing Date.

               B. The Sellers will not, and will not authorize or permit any of the officers, directors or employees of either of the Companies or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or either Company to, solicit or encourage the making of, or agree to or endorse any Takeover Proposal (as defined below), or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such proposal. The Sellers will promptly advise Purchaser and Champion orally or in writing of any such proposals. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving either of the Companies or any proposal or offer to acquire in any manner any equity interest in, or any portion of the assets (other than in the ordinary course of business consistent with past practice) of either or both of the Companies other than the transactions contemplated or permitted by this Agreement.

               C. The Sellers shall use commercially reasonable efforts to cause all conditions set forth in Article VIII hereof within their control (or the control of either of the Companies) to be satisfied as promptly as practicable under the circumstances.

          6.6 Covenants of All Parties. Not later than the next Business Day following the date of this Agreement, Purchaser and the ultimate parent entity of the Companies, and the Seller Stockholders shall cause the ultimate parent entity of the Companies to, file premerger notification under the H/S/R Act and any supplemental information which may be reasonably requested in connection therewith pursuant to the H/S/R Act, and such notification filings shall be accompanied by a request for early termination of the applicable waiting periods under the H/S/R Act. Purchaser and the ultimate parent entity of the Company shall (and the Seller Stockholders shall cause the ultimate parent entity of the Company to) cooperate and use reasonable efforts to have such waiting periods terminated on the earliest practicable date.

          6.7 Communications With Agencies. Sellers will promptly transmit to Purchaser and Champion copies of any communications with any federal or state regulatory agencies received after the date hereof which relate to the Business, the Total Real Estate, or the Real Estate Business.

          6.8 Financials. Sellers shall cause to be prepared and will deliver to Purchaser and Champion promptly after the same are prepared the monthly financial statements of each Company. All such monthly statements shall be prepared on a basis consistent with the Financial Statements.

          6.9 Environmental Assessment and Remediation. The Sellers agree that they shall permit the Purchaser to have performed (and shall assist Purchaser therewith), within 30 days from the date of this Agreement with respect to the Total Real Estate and the Leased Real Estate, Phase I environmental assessments (the "Environmental Assessments") and updates thereof, by environmental consultants chosen by the Purchaser, the scope of which Environmental Assessments is also to be satisfactory to Purchaser. The Sellers further agree that if such Environmental Assessments disclose matters that Purchaser, in its sole discretion, determines require remediation to avoid the imposition of any liability on Purchaser or Legend under any Environmental Law, the Purchaser may, at its sole option, terminate this Agreement if the maximum estimated cost in the aggregate of all such remediation exceeds $100,000.00 (and, to determine the foregoing, if a range of costs is given, the highest amount in the range shall be used). Purchaser agrees to bear the expense of such Environmental Assessment.

          6.10 Waiver of Bulk Sales Compliance. Purchaser and Realty hereby waive compliance with the bulk sales laws of any applicable jurisdiction, and Sellers hereby jointly and severally agree to indemnify and hold harmless Purchaser from and against any claims arising out of or due to the failure to comply with such bulk sales laws.


                     ARTICLE VII - AGREEMENTS

          7.1 Employment Agreements. At the Closing, the Seller Stockholders will cause Wayne Sims, Don Brown, Keith Bennett and Thomas Kevin Sims (each of the foregoing, an "Executive") to enter into an employment agreement with the Company in the form and substance of Exhibit 7.1 hereto (each, an "Employment Agreement" and collectively the "Employment Agreements").

          7.2 Non-Compete Agreements. Each of the Selling Stockholders will enter into a Non-Compete Agreement in the form and substance of Exhibit 7.2(1) hereto, and Realty Inc. will enter into a Non-Compete Agreement in the form and substance of
Exhibit 7.2 (2) hereto (each of the foregoing a "Non-compete Agreement" and collectively the "Non-compete Agreements") at the Closing on the Closing Date.

          7.3 Release Agreements and Nonqualified Stock Option Agreements. At the Closing, the Sellers (other than Legend) will execute and deliver, and will cause each of the officers and directors of Legend to execute and deliver, to Legend a release agreement (each a "Release Agreement" and collectively the "Release Agreements") in the form and substance of Exhibit 7.3 hereto. At the Closing, Champion and the Executives shall execute and deliver a Nonqualified Stock Option Agreement in the form and substance of Exhibit 7.3(A) hereto in the case of Wayne Sims and in the form and substance of Exhibit 7.3(B) in the case of the other Executives.

          7.4 Security Deposits. All security deposits, progress payments, credits and the like which Realty has received pursuant to any purchase orders, leases or agreements assigned to or assumed by Purchaser pursuant to this Agreement shall be paid to Purchaser at the Closing. All security deposits which have been paid by Purchaser to third parties under any leases or agreements assigned to or assumed by Purchaser pursuant to this Agreement are a part of the Purchased Assets and at the Closing shall become the property of Purchaser for the payment of no additional consideration.

          7.5 Power of Attorney. Without limitation of any provision of this Agreement, effective upon the Closing, Realty constitutes and appoints each of Purchaser and Champion and their respective successors and assigns the true and lawful attorney of Realty, with full power of substitution, in the name of Purchaser or in the name of Realty, but for the benefit of Purchaser, (i) to collect for the account of Purchaser all items transferred or intended to be transferred to Purchaser hereunder, (ii) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser shall deem advisable; and (iii) to take all actions which Purchaser may deem proper in order to provide to Purchaser the benefits under any claims, contracts, agreements, arrangements, licenses, leases, commitments, sales orders, purchase orders or other documents or instruments of the Company transferred or intended to be transferred to Purchaser hereunder. Each of the Sellers acknowledges that these powers are coupled with an interest and, upon the Closing, shall not be revocable in any manner or for any reason. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing power, including any amount payable as interest in respect thereof.


               ARTICLE VIII - CONDITIONS PRECEDENT

          8.1 Mutual Conditions Precedent. The obligations of Purchaser, Champion and the Sellers to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction, prior to the Closing Date, of the following condition, the failure of which shall excuse each such party from consummating such transactions unless any such conditions are waived (in whole or in part) by such party in writing:

               The waiting period imposed under the H/S/R Act shall have expired or been terminated, and no statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits Purchaser, Champion and the Sellers from consummating the transactions contemplated in this Agreement and the Ancillary Documents.

          8.2  Conditions to Closing

               Conditions to Obligations of Purchaser and Champion. The obligations of Purchaser and Champion to close the transactions contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided; however, that Purchaser and Champion may waive any one or more of such conditions:

          (a) Sellers shall have complied with and performed all the terms, covenants and conditions of this Agreement required to be complied with and performed by Sellers on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by Sellers on or prior to the Closing Date.

          (b) All of the representations and warranties made by Sellers contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

          (c) All necessary governmental approvals and consents of third parties to the transactions contemplated by this Agreement shall have been obtained and the same shall be in form and substance reasonably acceptable to Purchaser and Champion and the applicable waiting period under the HSR Act shall have expired or been terminated.

          (d) Sellers shall have delivered to Purchaser and Champion the resolutions of each Company's Board of Directors and Selling Stockholders authorizing the execution, delivery and performance by such Company of this Agreement and the transactions contemplated hereby, certified by the Secretary thereof.

          (e) Sellers shall have furnished Purchaser and Champion with a favorable opinion, dated the Closing Date, of Messrs. Gullahorn & Hare, counsel for the Selling Stockholders and the Companies, addressed to Purchaser, in form and substance customary for transactions of the character contemplated in this Agreement and otherwise reasonably acceptable to Purchaser and Champion.

          (f) Sellers shall have furnished Purchaser and Champion with a certificate, executed by the President of the Company and by the Selling Stockholders, certifying that each of the conditions set forth in Section 8.2(a), (b), (c), (j), (k),
(q), (v) and (x) has been satisfied.

          (g) All legal matters in connection with this Agreement and the Closing hereunder shall be approved by Messrs. Miller, Canfield, Paddock and Stone, P.L.C., counsel for Purchaser and Champion; and there shall have been furnished to such counsel by the Sellers such corporate and other records and information as they may reasonably have requested for such purpose.

          (h) Purchaser and Champion shall have received assurances from their auditors, Price Waterhouse L.L.P., that the Financial Statements referred to in Section 3.6.1(a) comply with the requirements of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules promulgated thereunder with respect to the financial statements of the relevant Company which would be required to be included in registration statements or reports that may be filed or are required to be filed by Champion, Purchaser, the relevant Company or any of their respective affiliates under the 1933 Act or the 1934 Act.

          (i) Purchaser and Champion shall have received all permits necessary in Purchaser's opinion to operate, or for Legend to operate, the Business and the Real Estate Business, after the Closing.

          (j) Prior to the Closing Date, neither Company shall have incurred, or be threatened with, a material liability or casualty which would materially impair the value of the Purchased
Assets or of Legend.

          (k) No action, suit, proceeding or investigation shall have been instituted before any court or governmental body by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or which might affect the right of Purchaser to own, operate and control the Real Estate Business, the Total Real Estate, or the Purchased Assets after the Closing Date or for Legend (or the Purchaser, after the merger of Legend and Purchaser) to own, operate and control the Business after the Closing.

          (l) Purchaser and Champion shall have received written report(s) of site assessments and environmental audits, in scope, form and substance, and prepared by an independent, competent and qualified engineer, satisfactory to Purchaser and Champion, and any updates thereof deemed necessary or appropriate by Purchaser and Champion, and Purchaser and Champion shall be satisfied, in their sole and absolute discretion, that there will not be at and after the Closing any basis for the imposition on Purchaser, Legend or Champion of any liability under any Environmental Law.


          (m) Sellers shall have provided to Purchaser or Champion confirmation from the State Department of Revenue of the State of Alabama showing that all Tax returns and reports required to be filed by either of the Companies prior to the Closing have been filed and that all Taxes shown on such returns have been paid.

          (n) Sellers shall have provided to Purchaser and Champion a statement certified by the Commissioner of the Alabama Department of Industrial Relations certifying the status of the Company's contribution liability under the Alabama Industrial Relations Act.

          (o) Purchaser and Champion shall have received Uniform Commercial Code lien searches with respect to the Purchased Assets, Stockholder Real Estate, the assets of Legend, and A.L.T.A. commitments for owner's policies of title insurance (or in the case of Leased Real Estate, lessee's policies which shall also insure Purchaser's right to purchase and in the case of the Leased Real Estate, a lessee's policy) without exceptions (other than exceptions acceptable to Purchaser in its unfettered discretion) for the Total Real Estate and the Leased Real Estate (the "Title Commitments") from reputable title companies acceptable to Purchaser, and an A.L.T.A. survey of the Total Real Estate, and the Leased Real Estate all in form and content satisfactory to Purchaser and Champion. At the time of Closing, the title companies issuing the Title Commitments shall issue to Purchaser their final owners' or lessee's policies of Title Insurance insuring the interest of Purchaser (or Legend in the case of the Leased Real Estate as to which it is the lessee) therein in the condition required hereunder, subject only to those encumbrances as shall be acceptable to Purchaser and Champion. The amount of insurance with regard to each Title Commitment shall be determined by Purchaser and Champion without regard to the Purchase Price allocated to the Asset Acquisition.

          (p) Purchaser and Champion shall have reviewed, investigated, ascertained and verified to their sole, complete and unfettered satisfaction all aspects of the financial statements, business, properties, assets, contracts, past and present insurance arrangements, employment arrangements (leased or otherwise), customer and dealer relations and affairs of each Company, the Purchased Assets, the Total Real Estate, the assets of Legend, the Assumed Liabilities, the Excluded Liabilities, all facts, information, and other matters regarding either of the Companies referred to in this Agreement or given or provided in connection with this Agreement, and other due diligence reviews and investigations of the Companies and the Sellers as Purchaser and Champion may deem advisable or appropriate, and the results of such investigations shall be completely satisfactory to Purchaser and Champion in all respects in each of their sole, complete and unfettered discretion.

          (q) No fire or other casualty shall have destroyed (i) $250,000.00 or more in replacement cost of the Purchased Assets, the Stockholder Real Estate, or of the assets of Legend, or (ii) any part of the Purchased Assets, the Stockholder Real Estate, or of the Assets of Legend, in either case which would have an adverse effect on the Business (whether or not in excess of $250,000.00) whether or not such casualty is covered by insurance, and no event shall have occurred which has or reasonably may have an adverse effect upon the Business or the Real Estate Business, the Purchased Assets, the Total Real Estate, the assets of Legend, the Assumed Liabilities or business prospects of the Business and of the Real Estate Business.

          (r) Sellers shall have provided to Purchaser and Champion the requisite certification required under Code Section
1445 relating to foreign sellers of U.S. real estate.

          (s) Sellers shall have delivered to Purchaser and Champion an affidavit, in form acceptable to the title company issuing the Title Commitments certifying that the real property is free from claims for mechanic, materialmen and laborer's liens or any other liens or assessments.

          (t) The Executives shall have executed and delivered to Purchaser and Champion the Employment Agreements.

          (u) The Sellers (other than Legend) shall have executed and delivered to Purchaser and Champion the Noncompetition Agreements and the Sellers shall have executed and delivered, and caused each officer and director of Legend to have executed and delivered, Release Agreements as required hereby.

          (v) Sellers shall have taken such corporate action as may be appropriate to change the name of Realty to a name which is not confusingly similar to its present name and shall have delivered such instruments as may be required to be filed with all governmental authorities to so change Realty's name.

          (w) Purchaser and Champion shall be satisfied in their sole discretion with the amount of the potential liability associated with any litigation threatened or existing against either or both of the Companies.

          (x) Purchaser shall have received all necessary approvals and consents of third parties, including, without limitation, all appropriate governmental authorities, commissions, agencies and bodies (including The Industrial Development Board of the City of Boaz, Alabama (the "IDB") and the Alabama Department of Revenue) so that Purchaser receives, no later than the Closing Date, all of the benefits intended to be obtained under the Bond Documents and all of those tax abatement benefits previously received by the Companies, in amounts not less than those received by the Company or to be received by the Companies, pursuant to the issuance of bonds by the IDB in connection with the facilities operated by the Companies, including, without limitation, an abatement of noneducational ad valorem taxes on industrial development property. Further, Purchaser shall have received such assurance as shall be required by Purchaser that upon satisfaction in full of the indebtedness provided in the Bond Documents, that Purchaser shall thereafter have the right and option to purchase the Real Estate subject to the Bond Documents which is described on Exhibit 1.1(a) hereto as "Plant Number 2" and the Real Estate which is described on
Exhibit 1.1(a) hereto as "Plant Number 3" for respectively the full sum of $4,250 and $4,000, plus in each case, the payment of certain fees and administrative and termination costs.

          (y) Each Executive shall have executed and delivered the Nonqualified Stock Option Agreement.

          (z) Each director and officer of Legend shall have delivered to Purchaser resignations from such positions and any other positions held in, or by appointment by or from, Legend.

          (aa) The Seller Stockholders shall have delivered to Purchaser certificates representing all of the Purchased Seller Stock registered in the name of the Seller Stockholders (without any restrictive legend thereon or together with such instruments and items as shall permit, in the reasonable opinion of Purchaser's counsel, the sale and transfer of such shares free, clear and discharged of and from any such legend), duly endorsed in blank or with accompanying assignments separate from certificate duly signed, in either such case with signatures guaranteed by a national banking association, or a state banking corporation and such other instruments or documents as shall, in the reasonable opinion of the Purchaser's counsel, be reasonably required to vest good and marketable title in Purchaser to the Purchased Seller Stock free, clear and discharged of and from any and all Encumbrances.

          (bb) Realty shall convey to Purchaser the Purchased Assets, and Seller Stockholders shall convey to Purchaser the Stockholder Real Estate, in each case free and clear of any and all liens, claims, charges and encumbrances, other than the Permitted Encumbrances, and in furtherance thereof shall deliver to Purchaser General Warranty Deeds, a General Bill of Sale and Assignment and Assignment and Assumption Agreements in form and substance satisfactory to Purchaser and Champion, together with such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as Purchaser and its legal counsel shall reasonably request.

          (cc) Prior to the Closing Date, Legend shall not have incurred, or be threatened with, a material liability or casualty which would materially impair the value of Legend, its stock, Business or assets.

          (dd) There shall be no legal actions, suits, arbitrations, or other legal or administrative proceeds or investigations before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, pending which, if adversely determined, would materially affect the Sellers ability to perform their obligations under this Agreement.

          8.3 Conditions to Obligations of Sellers. The obligations of Sellers to close the transaction contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided, however, that the Seller may waive any one or more of such conditions:

          (a) Purchaser and Champion shall have complied with and performed all the terms, covenants and conditions of this Agreement required to be complied with and performed by Purchaser and Champion on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by Purchaser and Champion on or prior to the Closing Date.

          (b) All of the representations and warranties made by Purchaser and Champion contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

          (c) All necessary governmental approvals and consents of third parties to the transactions contemplated by this Agreement shall have been obtained, and the waiting period under the HSR Act shall have expired or been terminated.

          (d) Purchaser and Champion shall have delivered to Sellers the resolutions of its respective Board of Directors authorizing the execution, delivery and performance by Purchaser and Champion of this Agreement and the transactions contemplated hereby, certified by the Secretaries of Purchaser and Champion.

          (e)  Purchaser and Champion shall have furnished
Sellers with a favorable opinion, dated the Closing Date, of counsel for Purchaser and Champion, addressed to Sellers, in form and substance customary for transactions of the character contemplated in this Agreement and otherwise reasonably acceptable to Realty.

          (f)  Purchaser and Champion shall have furnished
Sellers with a certificate, executed by the president of Purchaser and of Champion, certifying that each of the conditions set forth in Section 8.2(a) and (b) has been satisfied.

          (g) All legal matters in connection with this Agreement and the Closing hereunder shall be approved by Messrs.
Gullahorn & Hare, counsel for the Sellers; and there shall be furnished to such counsel for the Sellers such corporate and other records and information as they may reasonably have requested for such purposes.

          (h) Purchaser, Legend, and Champion, as applicable, shall have executed and delivered the Employment Agreements, the Nonqualified Stock Option Agreements, and the Noncompetition
Agreements to be executed by them.

          (i)  There shall be no legal actions, suits,
arbitrations, or other legal or administrative proceeds or investigations before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, pending which, if adversely determined, would materially affect Purchaser and Champion's ability (considered together) to perform their obligations under this Agreement.



                   ARTICLE IX - INDEMNIFICATION

          9.1 Indemnification by Sellers. If the Closing shall occur, each of the Sellers (other than Legend), jointly and severally, shall defend, indemnify and hold harmless each of Purchaser and Champion and their respective directors, officers employees, shareholders (in each case, other than the Sellers) and Affiliates ("Purchaser Indemnified Parties") from and against any and all costs, losses, claims, judgments, liabilities, fines, diminution in value, expenses, penalties, and direct, indirect, incidental, consequential and exemplary damages (including interest, legal and accounting fees, court costs and fees and costs on appeal, costs of arbitration and disbursements of counsel) of any kind or character whatsoever ("Damages"), arising out of or in any manner incident, relating or attributable to:

          A. Any agreements, contracts, negotiations or other dealings by any Seller, or any Person on any of their behalf, with any other Person with respect to the sale of either or both of the Companies, their assets, their stock, or their business, (whether by sale of assets, stock or by merger or otherwise) to such other Person.

          B. Any failure by any of the Sellers to perform or observe, or to have performed or observed, or to cause, or have caused either or both of the Companies to perform or observe, in full any covenant, agreement or condition to be performed by any of them under this Agreement (but excluding herefrom the Non-compete Agreements and Employment Agreements).

          C. Any fraud by any of the Sellers, either in connection herewith, or otherwise.

          D. All debts, liabilities and obligations of any of the Sellers (other than Legend to the extent disclosed herein) whether accrued, absolute, contingent, known or unknown, or otherwise, including, without limitation, the Excluded Liabilities and excluding only the Assumed Liabilities.

          E. Any inaccuracy in any of the representations or breach of any of the warranties contained herein or in a related document hereto which are made by any of the Sellers.

     If the Closing shall occur, each of the Sellers (other than Legend), severally but not jointly, shall defend, indemnify and hold harmless each of Purchaser Indemnified Parties and Legend from and against any and all Damages arising out of or in any manner incident, relating or attributable to (a) the Employment Contract to which such Seller is a party if the Seller is also an Executive, and (b) the Non-compete Agreement to which such Seller is a party.

          9.2 Representations. Any investigation or examination by Purchaser or Champion of the business, properties or affairs, of the Sellers shall not affect the representations and warranties of the Sellers herein contained. Purchaser and Champion shall be deemed to have relied on each and every representation and warranty of the Sellers contained herein, notwithstanding any investigation done by the Purchaser or Champion and notwithstanding any facts or information which the Purchaser and Champion may obtain or have obtained prior to or at the Closing. Any investigation or examination by any Seller of the business, properties or affairs, of the Purchaser or Champion shall not affect the representations and warranties of the Champion and Purchaser herein contained. Each Seller shall be deemed to have relied on each and every representation and warranty of the Purchaser and Champion contained herein, notwithstanding any investigation done by any Seller and notwithstanding any facts or information which a Seller may obtain or have obtained prior to or at the Closing.

          9.3 Waiver of Claims Against the Company. Each Seller Stockholder and Realty irrevocably waives any, and agrees that it, he or she will make no, claim against Legend of any kind or character whatsoever, whether by way of subrogation, indemnity, contribution, breach of contract, or any other theory whatsoever regarding any claim made by Purchaser or Champion or any other Purchaser Indemnified Party under this Article IX or otherwise against Sellers, or any of them, and each Sellers irrevocably releases and discharges Legend from any such claim.

          9.4 Indemnification by Purchaser and Champion. If the Closing shall occur, Purchaser and Champion, jointly and severally, shall indemnify, defend and hold Seller Stockholders and Realty ("Seller Indemnified Parties") harmless from and against any and all Damages incurred by Seller Stockholders arising out of or resulting from:

          (a) Any inaccuracy in any representation or breach of any warranty of Purchaser or Champion contained in this Agreement or in a related document hereto made by either Purchaser or Champion.

          (b) Any failure by Purchaser or Champion to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by it under this Agreement.

          (c) Any fraud by either Purchaser or Champion in connection herewith, or otherwise.

          (d) Any federal income tax imposed on Realty as a result of the Asset Purchase Transaction as it relates to the Real Estate, plus interest and penalties thereon (collectively, "Realty Taxes"). To fully compensate the Sellers Stockholders and Realty for any incidental and consequential damages which the Seller Stockholders and Realty might suffer in connection with the Realty Taxes as well as to compensate them for the Realty Taxes, which incidental and consequential damages are difficult to ascertain, and to limit the maximum amount of potential liabilty of Purchaser and Champion under this Section 9.4(d), Sellers, Purchaser and Champion agree that, solely for the purposes of this Section 9.4(d) only, the Damages which are suffered by the Seller Stockholders will be deemed to be, and the maximum claim which the Sellers could have under this Section 9.4(d) will be, equal to 150% of the amount of Realty Taxes, but not in any event to exceed $300,000.00 (any Damages arising under this Section 9.4(d) herein and any claim arising under this
Section 9.4(d) called the "Tax Damages").

          9.5 Assertion of Claims. No claim shall be brought by a Purchaser Indemnified Party under Section 9.1 or by a Seller Indemnified Party under Section 9.4 and no respective indemnitee shall be entitled to receive any payment with respect thereto, unless the party seeking indemnity under the appropriate aforesaid section (each such party so seeking indemnity when it is seeking indemnity the "Indemnitee") shall give to the party from whom it is seeking indemnitee (the "Indemnitor") written notice of the existence of any such claim, specifying in reasonable detail the basis therefor, prior to the expiration of the applicable Survival Period (as defined in Section 9.6 hereof). If the respective Indemnitee (or Indemnities if appropriate) and Indemnitor (or Indemnitors if appropriate), fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the respective Indemnitee (or Indemnities if appropriate) shall have the right to commence legal proceedings for the enforcement of their respective rights hereunder, and, in the case of the Purchaser or Champion being the Indemnitee, exercising such rights as it has hereunder, including without limitation those set forth in
Section 2.2.3(B) hereof.

     If a suit, action or proceeding has been commenced against an Indemnitee which, in the reasonable opinion of such Indemnitee would likely give rise to a claim for indemnity under this Agreement, such Indemnitee shall give notice of such suit, action or proceeding to the relevant Indemnitor(s). Failure to give the aforesaid notice shall not relieve the relevant Indemnitor(s) from any liability except to the extent that the Indemnitor has been prejudiced by such failure. The Indemnitor (or the Indemnitors acting together) shall have the right to participate in the choice of counsel in the relevant suit, action or proceeding, provided that such Indemnitor(s) pay the fees and expenses of such counsel as and when due and to participate in the defense of such suit, action, or proceeding. If more than one Indemnitor has the aforesaid rights to participate, such Indemnitors must select one Person to be their representative in order to exercise their rights hereunder.

          9.6 Survival. The representations, warranties, covenants, agreements and indemnifications of the parties contained herein (other than those of Legend) or in any writing delivered pursuant to the provisions hereof shall survive the Closing and continue in full force and effect for the period (the "Survival Period") beginning on the date hereof and continuing until the fourth anniversary of the Closing Date; provided however, that the Survival Period shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before the expiration of the Survival Period but not resolved prior to its expiration; and provided further than any such extension shall apply only as to claims asserted and not so resolved within the Survival Period. The representations, warranties, covenants, agreements and indemnification of Legend shall not survive the Closing. Notwithstanding anything contained herein to the contrary, including the foregoing, the Survival Period shall not apply to the representations, warranties, covenants, agreements and indemnifications set forth in Sections 4.3, 4.4, 4.16, 4.17, 4.18 and 4.22 hereof, and the indemnifications set forth in this Article to the extent they pertain thereto, which shall survive without temporal limitation.

          9.7 Various Matters. The parties hereto expressly intend and agree that each and every liability, covenant, obligation, representation and warranty which are stated to be of, or made by, the Sellers under this Agreement shall be joint and several (excepting herefrom Legend after the occurrence of the Closing) with the intention that the Purchaser and Champion may recover the entire amount of damages, or enforce this Agreement in its entirely against, and/or obtain other remedies that may be available under applicable law in connection therewith from any one or more of the Sellers (other than Legend after the Closing occurs) in their discretion without any requirement to join or to otherwise proceed against any other Seller. The parties hereto expressly intend and agree that each and every liability, covenant, obligation, representation and warranty which are stated to be of, or made by, the Seller Stockholders under this Agreement (but excepting herefrom those which arise under the Non-compete Agreement or an Employment Agreement which are intended to be the several obligation of the Seller Stockholder a party thereto only) shall be joint and several with the intention that the Purchaser and Champion may recover the entire amount of damages, or enforce this Agreement in its entirely against, and/or obtain other remedies that may be available under applicable law in connection therewith from any one or more of the Seller Stockholders in their discretion without any requirement to join or to otherwise proceed against any other Seller Stockholder.

          9.8 Various Limitations. An Indemnitor shall not have liability to an Indemnitee under this Article 9 unless and until the aggregate amount of all claims of such Indemnitee under this
Article 9 exceed $100,000.00 (in which case the respective Indemnitor or Indemnitors shall be obligated for all claims of the Indemnitee without regard to, and without reduction for, the aforesaid $100,000.00); provided however that such minimum shall not apply to any loss suffered by the Purchaser or Champion, or claim of the Purchaser or Champion arising from, Sections 2.2, 4.3, 4.4, 4.16, 4.25 and 12.3 hereof, or arising from any of the Excluded Liabilities which losses and claims shall be paid by the relevant Indemnitors hereunder from the first amount of loss. Notwithstanding anything to the contrary contained herein, the Purchaser and Champion shall not be liable to the Sellers in the aggregate in an amount greater than $300,000.00 for Tax Damages. Notwithstanding anything contained herein to the contrary, the Sellers shall not be liable to the Purchaser or Champion under this Article 9 for any claims or losses in an aggregate amount greater than the amount of the Purchase Price plus the aggregate amount of the Earn Out Payments plus the amount of the Asset Purchase Price (the foregoing, the "Aggregate Claim Limitation"), and the Purchaser and Champion shall not together be liable to the Sellers, individually and jointly, in an aggregate amount greater than the Aggregate Claim Amount; provided however that the foregoing limitations set forth in this sentence shall not apply to any loss suffered by the Purchaser or Champion or claim made by the Purchaser or Champion as a result of a breach of the provisions of Sections 4.17, 4.18 or 4.22 hereof, or attributable to a knowing misrepresentation or a knowing non-disclosure.


              ARTICLE X - TERMINATION AND AMENDMENT

          10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

          A. by mutual consent of Purchaser, Champion and the Sellers Stockholders in a written instrument;

          B. by either the Sellers or Purchaser and Champion if the Closing does not occur on or before 11:59 p.m., local time, on July 30, 1996, provided that such period may be extended by mutual agreement of the Sellers, Purchaser and Champion;

          C. by any of the Sellers or Purchaser or Champion if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of Champion or Purchaser in the case of the Sellers terminating or on the part of a Seller in the case of Champion or Purchaser terminating, which breach by its nature cannot be cured prior to the Closing;

          D. by any of the Sellers on the one hand or Purchaser or Champion on the other hand if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other, which breach shall not have been cured within ten Business Days following receipt by the breaching party or parties of written notice of such breach from the other party.

          10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except that Sections 10.2, 10.3, 12.8, 12.10, 12.12 and 12.13 shall expressly survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance.

          10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and Sellers, subject to Section 12.16 hereof.


          ARTICLE XI - DEFINITIONS AND ACCOUNTING TERMS

          11.1 Certain Definitions. Where used herein or in any amendment, exhibit or disclosure schedule hereto, the following capitalized terms shall have the following meanings, respectively:

          "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with, directly or indirectly through one or more intermediaries, such Person.

          "Agreement" shall mean this Stock and Asset Purchase
Agreement, including the exhibits and schedules hereto, as the same may be amended from time to time as permitted herein.

          "Ancillary Documents" shall mean the Employment Agreements, the Non-Compete Agreements, Release Agreements and all other agreements, instruments and other documents to be executed and delivered by any of the Sellers in connection with the transactions contemplated in this Agreement, whether heretofore or hereafter executed and delivered by any of them.

          "Best knowledge of Sellers" shall mean such knowledge as each of the Sellers knows, should know or should have known after due inquiry as to the matter in question (including due inquiry of the other Sellers and of officers and employees of both of the Companies) and "best knowledge of Seller Stockholders" shall mean such knowledge as each of the Seller Stockholders knows, should know, or should have known after due inquiry as to the matter in question (including due inquiry of the other Sellers and of officers and employees of both of the Companies).

          "Business Day" shall mean a day that is not a Saturday or Sunday on which banks are generally open for business in Auburn Hills, Michigan.

          "Charter" shall mean the certificate of incorporation or articles of incorporation pursuant to which a corporation was formed or is subsisting or comparable instruments in the case of other Persons.

          "Closing" shall mean the consummation of the Stock
Purchase Transaction and the Asset Acquisition pursuant to the terms and conditions of this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs, which shall be a Business Day designated by Purchaser but not sooner than five Business Days after the satisfaction or waiver of the last to occur of the conditions specified in
Article VIII hereof and not later than July 30, 1996, unless another date and/or time is agreed to in writing by Purchaser and Sellers, in which case it shall be such other date and/or time.

          "Encumbrance" shall mean any pledge, lien, security interest, encumbrance, mortgage, claim, obligation, charge, option, equity interest, proxy, voting agreement or trust, demand, lease, sublease, tenancy, license, easement, other rights of occupancy or use by another or any other interest whatsoever.

          "Material Adverse Effect" means, with respect to a Seller Stockholder or a Company or Purchaser, as the case may be, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such entity taken as a whole, or on the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          "Person" shall mean any entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, business association or firm, joint venture, a government or any agency, instrumentality or political subdivision thereof, or otherwise.

          "Post Closing Bonus" shall mean a bonus declared by Legend (but not to be paid until after the determination of Audited Equity in accordance with Article III hereof) to the Seller Stockholders in their capacity as employees and/or officers of Legend consistent with its past practice in an amount not greater than the Audited Equity Difference. "Audited Equity Difference" shall mean (a) if Audited Equity on the Closing Date is greater than $5,700,000, the difference between Audited Equity on the Closing Date and $5,700,000, and (b) if Audited Equity on the Closing Date is equal to or less than $5,700,000, Zero ($0) Dollars.

          "Subsidiary" when used (a) with respect to a Company means any corporation of which the Company directly or indirectly owns or controls at least a majority of the securities having by their terms ordinary voting power to elect a majority of the board of directors with respect to such corporation and (b) with respect to any other Person means any corporation of which such Person directly or indirectly owns or controls at least a majority of the securities having by their terms ordinary voting power to elect a majority of the board of directors with respect to such corporation.

          11.2 Accounting Terms. All accounting terms, not otherwise defined herein shall be construed in accordance with GAAP.

          11.3 Interpretation. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa. References in this Agreement to articles, sections, paragraphs and clauses are to articles, sections, paragraphs and clauses of this Agreement unless otherwise indicated. Use of the terms "herein," "hereof," "hereby" and "hereunder" shall be deemed to be references to this Agreement and not to the article, section, paragraph or clause in which such term appears unless the context clearly indicates otherwise.


                   ARTICLE XII - MISCELLANEOUS

          12.1 Taxes. Sellers shall duly and timely file all federal, state and other Tax returns required to be filed by any of them with respect to the operation of the Real Estate Business or the Business prior to the Closing (and, in the case of the Business, were required to be filed prior to the Closing (without regard to any extensions in connection therewith)) and shall pay and discharge, and shall indemnify and hold Purchaser harmless with respect to, all federal, state and local income, franchise and similar Tax liabilities for Taxes (but excluding herefrom the federal income tax liability referenced in Section 9.4(d) hereof) based on income (including specifically, but not limited to, any such Taxes of Realty as a result of an invalid or termination of election to be treated as an S Corporation under the Code or the laws of the S State or "built in gains" or similar Taxes arising as a result of the fact that the Company did not elect to be treated as an S Corporation until the First S Year) arising out of (a) the operation of the Real Estate Business and (b) the transactions provided for as contemplated by this Agreement. The indemnity obligations of this Section shall not be subject to any limitations contained in this Agreement. Any such indemnity obligation relating to personal Tax liability of any Selling Stockholder shall be borne solely by such Selling Stockholder.

          12.2  Name of Company.  Immediately after the Closing,
Realty shall change its name to another name not confusingly similar to its present name.

          12.3 Broker.   Each of the Sellers represent and
warrant to Purchaser and Champion that none of the Sellers has dealt with any broker, advisor (other than lawyers, environmental consultants, and certified public accountants acting in their respective professional capacity as lawyers, environmental consultants, and certified public accountants) or finder in connection with the transactions (or any part of the transactions) contemplated hereby. Each of the Sellers (including in the foregoing Legend until the Closing occurs and excluding Legend therefrom after the Closing occurs) hereby each agree to indemnify and hold harmless Purchaser and Champion and Legend (but, in the case of Legend, only after the Closing occurs) from and against all liabilities (including but not limited to reasonable attorneys' fees), incurred by Purchaser or Champion or Legend (but, in the case of Legend only after the Closing occurs) by reason of any claims or suits by any person or persons for brokerage commission, finder's fees, advisor's fees, or other compensation on account of the transactions contemplated herein which claims or suits are based, in whole or in part, on actions or inactions, or asserted actions or inactions, of any or all of the Sellers.

     Each of Champion and Purchaser represent and warrant to each Seller that neither of them has dealt with any broker, advisor (other than lawyers, environmental consultants, and certified public accountants acting in their respective professional capacity as lawyers, environmental consultants, and certified public accountants) or finder in connection with the transactions (or any part of the transactions) contemplated hereby. Each of Purchaser and Champion hereby each agree to indemnify and hold harmless each of the Sellers (but excluding from the foregoing Legend after the Closing occurs) from and against all liabilities (including but not limited to reasonable attorneys' fees), incurred by any Seller (but, in the case of Legend only until the Closing occurs) by reason of any claims or suits by any person or persons for brokerage commission, advisors fees, finder's fees or other compensation on account of the transactions contemplated herein which claims or suits are based, in whole or in part, on actions or inactions, or asserted actions or inactions, of either or both Purchaser and Champion.

     The indemnity obligations of this Section shall not be subject to any limitations contained herein.

          12.4 Entire Agreement. This Agreement and the attached exhibits, schedules and other documents delivered hereunder contain the entire agreement between the parties with respect to the matters described herein and are a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements.

          12.5 Notices. All notices, requests, demands and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, forwarded by overnight air express and receipted for by the recipient or an agent of the recipient or mailed by registered or certified United States mail, postage prepaid and return receipt requested, or sent by facsimile transmission, to the following addresses (or to such other address of a party as shall have been specified to the other parties to this Agreement by notice):

          If to a Seller:

          Mr. Wayne Sims ("Sellers' Notice Agent")
          410 Henderson Road
          P.O. Box 699
          Boaz, Alabama  35957
          Facsimile No. (205) 593-0284

          with a copy to:

          Charles R. Hare, Esq.
          Gullahorn & Hare
          310 West Main
          P.O. Box 1669
          Albertville, Alabama 35950
          Facsimile No. (205) 878-1965

          If to Purchaser or to Champion:

          2701 University Drive
          Suite 320
          Auburn Hills, Michigan 48326-2566
          Facsimile No.  (810) 340-9345
          Attention:  President and Chief Executive Officer

          with a copy to:

          John J. Collins, Jr., Esq.
          Miller, Canfield, Paddock and Stone, P.L.C.
          Post Office Box 2014
          Bloomfield Hills, Michigan 48303-2014
          Facsimile No.  (810) 258-3036

     All notices to a Seller Stockholder shall be deemed delivered personally to such Seller Stockholder if it is delivered personally to the Sellers' Notice Agent.

          12.6 Headings.  The Background section and all Article,
Section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.7 Assignment. No Party shall assign, transfer, pledge, hypothecate or encumber this Agreement, or any interest herein or hereunder, without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights hereunder to any Affiliate without the consent of any other party.

          12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.9 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and permitted assigns and to no other Person whatsoever (except that Article IX shall inure to the benefit of the indemnified parties), provided that any assignment of this Agreement or the rights hereunder by any party hereto except as permitted hereunder without the written consent of the other shall be void.

          12.10 Waiver. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

          12.11 Payment of Expenses. Except as otherwise specifically set forth herein, each of the parties shall pay all of the costs which each incurs incident to the preparation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, whether or not the transactions contemplated by this Agreement shall be consummated, except that the Seller Stockholders shall pay (or reimburse Legend for) all the fees and expenses of counsel and certified public accountants to Legend incurred in connection herewith or otherwise prior to and on the Closing Date and all other fees and expenses of Legend in connection with this Agreement. Purchaser shall pay the filing fee required under the H/S/R Act and the Real Estate Transfer Taxes. In addition Purchaser shall pay for the surveys of the Total Real Estate, and the title insurance and commitments in connection therewith.

          12.12 Severability. If any term or provision of this Agreement, or the application thereof to any circumstances, shall, to any extent and for any reason, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable term or provision had never been contained herein, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          12.13     Confidentiality.    Prior to the Closing,
neither party to this Agreement shall directly or indirectly make or cause to be made any public announcement or issue any public notice in any form with respect to this Agreement or the transactions contemplated hereby, without the consent of the other party except if in the opinion of either party's counsel it is required by law to make such disclosure. If the Closing of the transactions contemplated hereby does not occur for any reason, Purchaser shall return to the Sellers all reports, documents, work papers and other materials obtained from the Sellers (and all copies of summaries and extracts thereof) and will keep the same confidential and not disclose their contents to anyone but its attorneys, accountants and executive officers.

          12.14 Governing Law and Choice of Forum. This Agreement shall be governed by and construed under and pursuant to the internal laws of the State of Michigan (other than principles of conflicts of laws). Any and all actions concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court sitting in the State of Michigan. THE PURCHASER AND EACH SELLER STOCKHOLDER HEREBY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MICHIGAN AND EACH WAIVES ANY RIGHT TO TRIAL BY JURY AND ANY OBJECTION TO VENUE BASED ON FORUM NON CONVENIENS.

          12.15 Action by Seller. In each place in this Agreement where consent or agreement of the Seller (including, without limitation, any amendment or waiver to this Agreement) is required or permitted, such consent or agreement (including, without limitation, any amendment or waiver to this Agreement) shall be deemed for all purposes to be effective if Realty, Legend and the Seller Stockholders owning a majority of the issued and outstanding Seller Common Stock as of the date the consent or agreement is to be effective (or if to be effective after the Closing Date, as of the Closing Date) shall so consent and/or agree.

          12.16 Guaranty. Champion hereby guarantees the performance by Purchaser of its obligations contained herein.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Signed and Delivered
in the Presence of:
                                   HLI ACQUISITION CORP.


                                   By

                                   Its

                                                      (PURCHASER)


                                   CHAMPION ENTERPRISES, INC.

                                   By

                                   Its

                                                     ("CHAMPION")



                                   WAYNE SIMS
                                             (SELLER STOCKHOLDER)



                                   DON BROWN
                                             (SELLER STOCKHOLDER)



                                   KEITH BENNETT
                                             (SELLER STOCKHOLDER)



                                   J.R. BENNETT
                                             (SELLER STOCKHOLDER)



                                   THOMAS KEVIN SIMS
                                             (SELLER STOCKHOLDER)



                                   KAY PALL
                                             (SELLER STOCKHOLDER)



                                   DEBORAH B. HARRIS HUMPHRIES
                                             (SELLER STOCKHOLDER)


                                   LEGEND REALTY, INC.

                                   By

                                   Its

                                                       ("REALTY")

                                   HOMES OF LEGEND, INC.

                                   By

                                   Its

                                                       ("LEGEND")